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Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

Dated as of March  , 2001

by and among

interWAVE COMMUNICATIONS INTERNATIONAL, LTD.

IWAV SUB, INC.

And

WIRELESS, INC.

i

Exhibit A	Stockholder Agreement
Exhibit B	Exchange Ratio
Exhibit C	Escrow Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Loan Documents
Exhibit F	Lock-up Agreement

ii

    AGREEMENT AND PLAN OF MERGER dated as of March   , 2001, by and among interWAVE COMMUNICATIONS INTERNATIONAL LTD., a corporation organized under the laws of Bermuda ("Parent"), IWAV SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and, WIRELESS, INC., a Delaware corporation (the "Company").

    WHEREAS the respective Boards of Directors of Parent, Sub and the Company, and Parent, acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of preferred stock, par value $0.001 per share ("Company Preferred Stock") and each issued and outstanding share of common stock, par value $0.001 per share ("Company Common Stock"), of the Company, other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $0.001 per share, of Parent ("Parent Common Stock");

    WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain affiliate stockholders of the Company have entered into a Stockholder Agreement in the form attached hereto as Exhibit A (the "Stockholder Agreement");

    WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a purchase; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

    SECTION 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

    SECTION 1.2  Closing.  The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree in writing should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

    SECTION 1.4  Effects of the Merger.  The Merger shall have the effects set forth in Section 251 et. seq. of the DGCL.

    SECTION 1.5  Certificate of Incorporation and By-Laws.

      (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided in the Certificate of Incorporation of the Surviving Corporation, or by applicable law (subject in all cases to Section 5.4), except that the name of the Surviving Corporation in such Certificate of Incorporation will be changed to be "Terra, Inc."

      (b) The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided in the Certificate of Incorporation of the Surviving Corporation, or by applicable law (subject in all cases to Section 5.4).

    SECTION 1.6  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.7  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

    SECTION 2.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

      (a)  Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

      (b)  Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Sub or any Subsidiary of Parent or Sub (collectively, "Treasury Shares") shall automatically be canceled and retired without any conversion thereof or other action on the part of Parent or Sub or any Subsidiary of Parent or Sub (as applicable) and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

      (c)  Conversion of Company Preferred Stock, Company Preferred Warrants, Company Common Stock and Company Common Warrants.  Subject to Sections 2.1 (b), 2.2(e) and Section 2.5, each issued and outstanding share of Company Series A, Series B, Series C, Series D and Series E Preferred Stock shall be converted into the right to receive that number of fully paid and non-assessable shares of Parent Common Stock as set forth in Exhibit B (the "Series A-E Preferred Exchange Ratio"), each issued and outstanding share of Company Series F Preferred Stock shall be converted into the right to receive that number of fully paid and non-assessable shares of Parent Common Stock as set forth in Exhibit B (the "Series F Preferred Exchange Ratio") and each issued and outstanding share of Company Common Stock shall be converted into the right to receive that number of fully paid and non-assessable shares of Parent Common Stock as set forth in Exhibit B (the "Common Exchange Ratio," collectively with the Series A-E Preferred Exchange Ratio and the Series F Preferred Exchange Ratio, the "Closing Consideration Exchange Ratios"). The shares delivered pursuant to this Section 2.1(c) are sometimes referred to herein as "Closing

  Consideration Shares." The maximum amount of Closing Consideration Shares to be issued shall be 5,000,000 shares of Parent Common Stock; and in no event, including without limitation the operation of the Closing Consideration Exchange Ratios, will more than an aggregate of 5,000,000 shares of Parent Commong Stock be issued as Closing Consideration Shares.

    As of the Effective Time, all such shares of Company Preferred Stock and Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Preferred Stock and Company Common Stock (each a "Company Stockholder" and collectively the "Company Stockholders") shall cease to have any rights with respect thereto, except the right to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest, and the right to receive Contingent Consideration Shares (as set forth in Section 2.1(d) below).

    At the Effective Time, each Common Warrant (as defined below in Section 3.1(c) outstanding immediately prior to the Effective Time shall be converted and exchanged for a warrant to purchase such number of shares of Parent Common Stock as is determined according to the Company Common Warrant Exchange Ratio (as defined in Exhibit B). At the Effective Time, each Preferred Warrant (as defined below in Section 3.1(c) outstanding immediately prior to the Effective Time shall be converted and exchanged for a warrant to purchase such number of shares of Parent Common Stock as is determined according to the Company Preferred Warrant Exchange Ratio (as defined in Exhibit B).

    Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if Parent pays or declares an extraordinary dividend with a record date prior to the Effective Date, the Closing Consideration Exchange Ratios shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend.

      (d)  Contingent Consideration Shares Payable to Holders of Company Preferred Stock and Company Common Stock.  In the event that the Company's gross profit for the four Parent fiscal quarters ending with Parent's fiscal quarter end closest to December 31, 2001 or, in the event that Parent changes its fiscal year end subsequent to the date hereof, for the four calendar quarters ending December 31, 2001 (in each case, the "Earnout Period") is equal to or exceeds $13,500,000 in the aggregate, including for purposes hereof gross profit on the Company's sales within the Earnout Period but prior to the Closing Date as well as Parent's sales of the Company's products during that portion of the Earnout Period that is after the Closing, the former holders of Company Preferred Stock and Company Common Stock shall become entitled to additional consideration equal to an aggregate of 1,000,000 shares of Parent Common Stock plus an additional 0.232558 shares for each additional U.S. dollar of Company gross profit in excess of $13,500,000 (rounded up to the nearest whole share), up to maximum aggregate amount of 2,000,000 additional shares of Parent Common Stock. Such additional shares are hereinafter referred to as the "Contingent Consideration Shares" Except as provided below, no Contingent Consideration Shares shall be issued in the event the Company gross profit for the Earnout Period is less than $13,500,000 and in no event will more than an aggregate of 2,000,000 Contingent Consideration Shares be issued. For purposes hereof, Company gross profit shall be determined based on United States generally accepted accounting principles ("GAAP") consistently applied in the manner used in the preparation of Parent's financial statements; provided, further, that any increase in Parent's or Company's gross profit that results from additional merger, acquisition or business combination transactions completed by Parent or Company (other than the Merger transaction described herein) after December 31, 2000 and prior to December 31, 2001 shall not be given effect in determining whether the above-referenced gross profit objective has been met. The determination of Company's gross profit for the Earnout Period shall be made at the time Parent's results of operations for the Parent fiscal quarter ending closest to December 31, 2001 are released for publication (the "Determination Date"). Such determination shall be reviewed by the independent auditors of Parent ("Parent Auditors") and certified by Parent Auditors to Parent and the Stockholders Agent within ten (10) business days of the Determination Date (the "First Certification"). In the event that the Stockholders Agent shall dispute such determination, within ten (10) business days of the First Certification, the Stockholder Agent shall submit its own calculations with respect to such determination to the Parent. The Stockholder Agent and the senior executive management of the Parent shall, for a period of fifteen (15) days, use good faith efforts to resolve such dispute. In the event that the Stockholder Agent and the senior executive management of the Company are unable to do so, the Stockholder Agent's calculations shall be submitted to a second independent auditing firm of national standing (the "Independent Auditor") who shall review both Parent's and the Stockholder Agent's determination and certify as to its independent judgment regarding the correct amount of the Company's gross profit. The judgment of the Independent Auditor shall be final, binding and conclusive on the Company, Parent and all holders of Company Preferred Stock and Company Common Stock. The fees and expenses of the Independent Auditor in making such determination shall be apportioned as between Parent on the one hand and the Company Stockholders on the other hand such that the expenses shall be paid proportionately by Parent and the Company Stockholders in proportion to the amount such parties' calculations differed from those certified to by the Independent Auditor. The exchange ratio for Contingent Consideration Shares, including a Series A-E Preferred Contingent Consideration Exchange Ratio, Series F Preferred Contingent Consideration Exchange Ratio, a Common Contingent Consideration Exchange Ratio, a Company Common Warrant Contingent Consideration Exchange Ratio and a Company Preferred Warrant Contingent Consideration Exchange Ratio shall be as set forth on Exhibit B hereto (collectively, the "Contingent Consideration Exchange Ratios).

    Notwithstanding the foregoing, the number of Contingent Consideration Shares shall equal 2,000,000 regardless of performance if (i) Parent restates its revenues because of an "error" (as defined by GAAP) relating to recognition of revenue on or prior to the Determination Date, (ii) Parent's Common Stock shall actually have been delisted from the Nasdaq National Market and are no longer traded or quoted on such market, (iii) a change of control of Parent is consummated, and in the case of any such event, the Determination Date shall occur on the date that such event takes place. For purposes of the preceding sentence, a "change of control" shall mean any merger, acquisition, reorganization or reclassification of Parent in which at least 50% of the voting power of Parent is transferred or any sale, transfer, pledge, exclusive license or other transfer of all or substantially all of the material assets of Parent in one or a series of related transactions.

    Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if Parent pays or declares an extraordinary dividend with a record date prior to the Effective Date, the Contingent Consideration Exchange Ratios shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend.

    SECTION 2.2  Exchange of Certificates.

      (a)  Exchange Agent.  As of the Effective Time, Parent shall deposit with Wells Fargo Shareowner Services, or such other bank or trust company with assets of least $100 million as shall be designated by Parent with the consent of Company (which will not unreasonably be withheld), or after the Effective Time, the Stockholder Agent, (the "Exchange Agent"), for the benefit of the holders of shares of Company Preferred Stock and Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. Parent shall also deposit with the Exchange Agent, under an Exchange Agency Agreement in form and substance acceptable to the Parent, the Company and the Stockholder Agent, 2,000,000 shares of Parent Common Stock for possible future issuance as Contingent Consideration Shares, and such Exchange Agency Agreement shall provide for the delivery of Contingent Consideration Shares to the former holders of Terra capital stock in accordance with Sections 2.1(d) and 2.2 hereof with the balance of any such shares that are not earned as Contingent Consideration Shares to be returned to Parent for cancellation.

      (b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event within 10 business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock and Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(c), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as are customary for similar transactions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Preferred Stock and Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Preferred Stock or Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.2(c) or 2.2(e). In the event that the former holders of Company Preferred Stock and Company Common Stock become entitled to Contingent Consideration Shares, certificates for Contingent Consideration Shares shall be distributed to the former holders of Company Preferred Stock and Company Common Stock as soon as practicable and in any event within ten (10) business days after the number of Contingent Consideration Shares owing to the former holders of Company Common Stock and Company Preferred Stock has been finally determined in accordance with Section 2.1(d) (the "Contingent Consideration Payout Date"); provided, however, that no certificates for Contingent Consideration Shares shall be distributed to any former holder of Company Preferred Stock or Company Common Stock that has not surrendered such holder's Certificate(s) in accordance with the exchange procedures described above.

      (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

      (d)  No Further Ownership Rights in Company Preferred Stock and Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Preferred Stock and Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Preferred Stock and Company Common Stock and all Company Warrants, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Preferred Stock and Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Preferred Stock and Company Common Stock which were outstanding immediately prior to the Effective Time and no further issuance of Company Common Stock or Company Preferred Stock upon the exercise of Company Warrants. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (e)  No Fractional Shares

         (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Preferred Stock and Company Common Stock (and each holder of Company Warrants upon the exercise of any such warrant) exchanged pursuant to the Merger or Parent Common Stock received as Contingent Consideration Shares or Bridge Loan Shares (as defined in Section 5.14 below), who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock for the ten (10) trading days ending two trading days prior to the Closing Date, as such price is reported on the Nasdaq National Market or if such shares are not then listed on the Nasdaq National Market, such other market or exchange on which such shares are then traded or quoted (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source reasonably acceptable to Parent and the Stockholder Agent).

      (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

      (g)  No Liability.  None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

      (i)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

    SECTION 2.3  Rights to Acquire Company Common Stock.

      (a) At the Effective Time, each outstanding option (a "Company Option") to acquire shares of Company Common Stock issued under the Company's Stock Option Plans or agreements (the "Company Stock Plans") shall be terminated in accordance with the Company's Stock Option Plans.

      (b) Parent shall issue incentive or nonstatutory stock options (in Parent's discretion) under Parent's stock option plans to those employees of Company that remain employees of Parent or Company after the Effective Time. The recipients, amounts and other terms of such option awards shall be determined by Parent in consultation with, and reasonably acceptable to, Company management, and shall take into account the title and position of each Company employee with the combined company following the Effective Time and the amount of vested options to purchase Company Common Stock held by each optionee prior to the Closing. Such determination shall be made during the period prior to the Effective Time and such option awards shall be granted on the Closing Date. Such options shall contain the customary provisions contained in the form of option grant for Parent Common Stock generally provided to Parent employees as well as provisions to the effect that in the event (i) the optionee's employment is involuntarily terminated by Parent within 12 months of the Effective Time or (ii) the optionee resigns within 12 months of the Effective Time as a result of (x) a reduction in the optionee's annual salary from the salary in effect for such optionee at the Company immediately prior to the Effective Time (provided that a reduction or modification in bonus plans or employee benefits shall not be considered a reduction in salary for purposes hereof), (y) a material reduction in the optionee's employment-related responsibilities or (z) a relocation of the optionee's principal place of employment to a new location more than 35 miles from its present location, the optionee's option shall become fully vested and exercisable.

      (c) At the Effective Time, all other outstanding options, phantom stock, convertible securities or any other rights to acquire shares of Company Common Stock or Company Preferred Stock (expressly excluding the Company Warrants (as defined in Section 3.1(c) and the Bridge Loan Notes (as defined in Section 5.14)) shall be canceled and extinguished without any conversion thereof or payment with respect thereto.

    SECTION 2.4  Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of the Company's capital stock that, as of the Effective Time, are or may become owned by "dissenters" (hereinafter referred to as "Dissenting Shares") within the meaning of the DGCL or the California Corporations Code (the "CCC") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 2.1 and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to the DGCL and/or the CCC; provided, however, that if the status of any such shares as dissenting shares shall not be perfected, or if any such shares shall lose their status as dissenting shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 2.1, subject to the escrow requirements of Section 2.5.

      (b) The Company shall give Parent (a) prompt notice of any written demands for payment with respect to any shares of the Company's capital stock pursuant to the DGCL and/or the CCC and received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under the DGCL and/or the CCC. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for dissenter's rights or offer to settle or settle any such demands.

      (c) If the holder of any Shares shall become entitled to receive payment for such Shares pursuant to the DGCL or the CCC (as applicable) and this Section 2.4, such payment shall be made by the Surviving Corporation in accordance with this Section 2.4.

    SECTION 2.5  Escrow.  At the Closing, Parent shall withhold from the merger Consideration and deliver to Wells Fargo Shareowner Services, or such other bank or trust company with assets of least $100 million as shall be designated by Parent with the consent of Company (which will not unreasonably be withheld), or after the Effective Time, the Stockholder Agent, as Escrow Agent (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement among Parent, the Stockholder Agent (as defined in Section 7.2 and the Escrow Agent substantially in the form of Exhibit C hereto (the "Escrow Agreement"), 500,000 shares of Parent Common Stock, which shares shall be withheld from the Closing Consideration Shares (such amount, together with dividends or other distributions and earnings thereon, being referred to herein as the "Escrow Amount"), which Escrow Amount shall be held and disbursed in accordance with the terms of the Escrow Agreement. If, subsequent to the Effective Time, any holder of Dissenting Shares shall have failed to have perfected his, her or its rights under the DGCL or the CCC (as applicable) to receive the fair value of such holder's Shares resulting in such Shares being converted into the right to receive shares of Parent Common Stock, Parent shall withhold 1/10th of the Closing Consideration Shares which such holder would otherwise be entitled to receive (rounded down to the nearest whole share) and such withheld amount shall be delivered to the Escrow Agent to be held and disbursed in accordance with the terms of the Escrow Agreement. No contribution to the Escrow Amount shall be made in respect of any Company Options. The Escrow Amount shall be available to compensate Parent and its affiliates as their sole recourse (except in the event of Fraud, as defined in Section 7.2(o)) for any claims, losses, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) in accordance with the indemnification provisions of this Agreement.

    SECTION 2.6  Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    SECTION 2.7  Exemption from Registration; California Permit.

    The shares of Parent Common Stock to be issued in the Merger and as contingent consideration and upon payment of certain of the Bridge Loan Notes will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by reason of Section 3(a)(10) thereof. Subject to the provisions of Section 5.1, the shares of Parent Common Stock to be issued in the Merger will be qualified under the CCC, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law, and such fairness hearing shall also address the assumption by Parent of all Company Warrants and Bridge Loan Shares (as defined in Section 5.14 below) pursuant to this Agreement. Parent and Company shall each use all requisite commercially reasonable efforts (i) to file, as promptly as practicable following the execution and delivery of this Agreement an application for issuance of a permit pursuant to Section 25121 of the CCC to issue such securities and to assume such Surviving Warrants (as defined below) (the "California Permit") and (ii) to obtain the California Permit as promptly as practicable. In the event that the California Permit cannot be obtained within a reasonable time or without the imposition of burdensome conditions, then, at Parent's election and with the consent of Company (which shall not be unreasonably withheld), Parent and Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued pursuant to this Agreement on a Form F-4 registration statement filed with the United States Securities and Exchange Commission. In the event that shares of Parent Common Stock issued in exchange for Bridge Loan Notes cannot be qualified under Section 25121 of the CCC and properly be the subject of a fairness hearing under Section 25142 of the CCC and Section 3(a)(10) of the Securities Act of 1933, as amended, Parent will, within 30 days after the Closing, file a resale registration statement on Form S-3 covering such shares pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement").

ARTICLE III

Representations And Warranties of the Company

    SECTION 3.1  Representations and Warranties of the Company.  Except as set forth on the disclosure schedule, including the schedules and exhibits thereto, delivered by the Company to Parent on the date of execution of this Agreement and identified as the execution version (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

      (a)  Organization, Standing and Corporate Power.  The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in any such jurisdiction where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on the Company. The Company has delivered or made available to Parent or its counsel complete and correct copies of the Charter and Bylaws or other organizational documents, as applicable, in each case as amended to the date hereof, of the Company and of each of its subsidiaries.

      (b)  Subsidiaries.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

      (c)  Capital Structure.  The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. At the close of business on March 9, 2001, (a) 4,300,000 shares of Series A Preferred Stock were issued and outstanding, 750,000 shares of Series B Preferred stock were issued and outstanding, 2,086,885 shares of Series C Preferred Stock were issued and outstanding, 6,541,013 shares of Series D Preferred Stock were issued and outstanding and an additional 48,000 shares of Series D Preferred Stock were reserved for issuance pursuant to outstanding warrants (the "Series D Warrants"), 3,600,000 shares of Series E Preferred Stock were issued and outstanding and an additional 20,000 shares of Series E Preferred Stock were reserved for issuance pursuant to outstanding warrants (the "Series E Warrants"), no shares of Series E-1 Preferred Stock were issued and outstanding, and 3,000,000 shares of Series F Preferred Stock were issued and outstanding (b) 14,109,105 shares of Company Common Stock were issued and outstanding, (c) no shares of Company Common Stock were held by the Company in its treasury (d) 12,450,000 shares of Company Common Stock were issued or reserved for issuance pursuant to outstanding Stock Option Plans, (e) 1,173,960 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants, a schedule of which is set forth in Section 3.1(c) of the Company Disclosure Schedule (the "Common Warrants"), (f) 68,000 shares of Company Preferred Stock were reserved for issuance pursuant to outstanding Series D Warrants and Series E Warrants, a schedule of which is set forth in Section 3.1(c) of the Company Disclosure Schedule (the "Preferred Warrants" and, together with the Common Warrants, the "Company Warrants"). Between March 9, 2001 and the date of this Agreement, except as set forth above or in the Company Disclosure Schedule, no other shares of capital stock or other voting securities of the Company were reserved for issuance and no other shares of capital stock or other voting securities of the Company were issued other than pursuant to the exercise or conversion of exercisable or convertible securities that were outstanding on

  March 9, 2001. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Option Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or to its knowledge, by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to its knowledge, by which it is bound relating to the voting of any shares of capital stock of the Company. The outstanding securities of the Company, including Company Common Stock, Company Preferred Stock, Bridge Loan Notes and options and Company Warrants to subscribe for or purchase Company Common Stock or Company Preferred Stock have been issued in compliance with the registration and qualification requirements of applicable federal and state securities laws.

    All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

      (d)  Authority; Noncontravention.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of the requisite percentages of Company Common Stock, Company Preferred Stock and certain series of Company Preferred Stock as are set forth in Section 3.1(d) hereof, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of the outstanding shares of Company capital stock as set forth herein. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect (ii) laws and rulings relating to the availability of specific performance, injunctive relief and other equitable remedies, and (iii) to the extent that indemnification provisions in this Agreement and the other agreements contemplated hereby may be limited by applicable federal and state laws and public policy. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default

  (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under any provision of (a) the Certificate of Incorporation or Bylaws of the Company, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (c), subject to the governmental filings and other matters referred to in the following sentence, any (i) statute, law, ordinance, rule or regulation or (ii) judgment, order or decree applicable to the Company or its properties or assets, other than, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of the California Permit with the California Department of Corporations, (2) the delivery of the Joint Proxy/Information Statement to the Company's stockholders and the consent of the such stockholders to the Merger and the other transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

      (e)  Financial Statements.  The Company has furnished Parent with a copy of (i) the unaudited balance sheet of the Company as of September 30, 2000 and December 31, 2000 and the related unaudited statements of income and cash flows for the nine-month and twelve month periods then ended (together with any notes thereto, the "Interim Financials"), and (ii) the audited balance sheets of the Company as of December 31, 1997, 1998 and 1999 and the related audited statements of operations, stockholders' equity and cash flows for the fiscal years then ended together with any notes thereto (collectively, the "Annual Financials"). The Interim Financials and the Annual Financials (including, any related notes to such statements) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except to the extent required by changes in GAAP or as may be indicated in the notes thereto and except to the extent that the unaudited financial statements do not include footnotes that would be required by GAAP and (ii) fairly present the financial position of the Company as of the respective dates thereof (subject, in the case of unaudited financial statements, to normal year-end audit adjustments) and the results of operations and cash flows of the Company for the periods indicated. The Company's revenue recognition policies are in compliance with and consistent with Securities and Exchange Commission Staff Accounting Bulletin 101 and the Interim Financials have been prepared using such revenue recognition policies. Except as and to the extent set forth in the balance sheet included in the Interim Financials, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would have a material adverse effect on the Company.

      (f)  Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the application for the California Permit or the Joint Proxy/Information Statement related thereto will, to the Company's knowledge, at the date it is first mailed to the Company's stockholders and at the time of the meetings of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company in this Agreement with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Joint Proxy/Information Statement.

      (g)  Absence of Certain Changes or Events.  Since December 31, 2000, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been:

         (i) any material adverse change in the Company and its subsidiaries (taken as a whole);

        (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

        (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

        (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect on December 31, 2000, (y) any granting by the Company or any of its subsidiaries to any executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2000, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any executive officer;

        (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

        (vi) any tax election that individually or in the aggregate would have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability;

       (vii) any incurrence of any material obligation or liability in excess of $100,000 (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice;

       (viii) any transaction not in the ordinary course of business, including without limitation incurrence of indebtedness for borrowed money in excess of $100,000 in a single transaction or in excess of $500,000 in multiple transactions, sales or transfers of assets in excess of $100,000 in a single transaction or in excess of $500,000 in multiple transactions and excluding sale of inventory to customers in the ordinary course of business, or making of any capital expenditures in excess of $100,000;

        (ix) any material amendment to or termination (whether oral or written) of any material contract, agreement or commitment to which it is a party; or

        (x) any agreement, whether in writing or otherwise, to take any action described in this Section 3.1(g).

      (h)  Litigation.  There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing since December 31, 2000 against or affecting the Company or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity pending that involves, the Company or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on the Company.

      (i)  Contracts.  Section 3.1(i) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each Contract, or class or type of Contract:

         (i) to which the Company is a party concerning a partnership or joint venture with another person;

        (ii) to which the Company is a party limiting the right of the Company prior to the Closing, or Parent or any Subsidiaries at or after the Closing, to engage in, or to compete with any person in, any business, including each Contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company prior to the Closing, or by Parent or any Subsidiaries after the Closing;

        (iii) to which the Company is a party and which would be required to be filed with the SEC as a material contract under Item 601 of Regulation S-K; or

        (iv) to which the Company is a party and:

          (A) in which the Company licenses its software or database products to a customer;

          (B) in which the Company licenses software or data from a third party vendor for use in products or services sold by the Company to third parties (other than standard form off-the-shelf licenses as modified for the Company's operations);

      in which the Company purchases software development consulting or programming services from a third party;

          (C) in which the Company licenses any software, data, technology or intellectual property rights to or from a third party, other than contracts listed above (other than standard form off-the-shelf licenses as modified for the Company's operations).

Correct and complete copies of all written Contracts required to be disclosed on Section 3.1(i) of the Company Disclosure Schedule have been delivered or made available to Parent or its counsel and the material terms of all oral Contracts required to be disclosed on Section 3.1(i) of the Company Disclosure Schedule are described on such schedule.

        (v) Each Contract listed on Section 3.1(i) of the Company Disclosure Schedule to which the Company is a party is in full force and effect, and to the Company's knowledge, each is a legal, valid and binding contract except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect, (ii) laws and rulings relating to the availability of specific performance, injunctive relief and other equitable remedies, and (iii) to the extent that indemnification provisions in this Agreement may be limited by applicable federal and state laws and public policy and the Company has received no written notice and has no knowledge of any material default, and the Company has received no written notice of a material default by the Company or, to the knowledge of the Company, any other party, in the timely performance of any obligation to be performed or paid under any such Contract that has since the receipt of such notice not been cured by the Company within the time frame, if any, specified for cure in such Contract.

      (j)  Compliance with Laws

         (i) To its knowledge, the Company and each of its subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and each of its subsidiaries has in effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company. Since December 31, 2000, the Company has not received any written notice or other written communication from any Governmental Entity overtly alleging any violation of any Legal Provision by the Company, other than any such notice or communication relating to any actual or alleged violation the consequences of which would not have a material adverse effect on the Company or relating to any actual or alleged violation that has since the receipt of such notice been cured by the Company within the time frame, if any, specified for cure in such notice.

        (ii) To its knowledge, but without any independent inquiry, the Company is in compliance in all material respects with Environmental Laws and has not previously been in violation of any Environmental Laws and to its knowledge, no material expenditures will be required in order to comply with any Environmental Laws. The Company has not received any citation, directive, letter or other written communication or notice of any proceeding, claim or lawsuit from any person arising out of the ownership or occupation of the Business Facility or the conduct of the Company's operations

        (iii) The term "Hazardous Material" as used herein means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. The term "Business Facility" as used herein means any property including the land, and the improvements thereon, that is currently owned, operated, occupied, controlled or leased by the Company in connection with the operation of its business. The term "Environmental Laws" as used herein means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date. The term "Hazardous Materials Activity" as used herein means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

      (k)  Absence of Changes in Company Benefit Plans.  Since December 31, 2000, there has not been any adoption or amendment that would materially increase the expense of maintaining any existing collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan providing benefits to any current or former employee, officer or director of the Company (collectively, "Company Benefit Plans"). Except as disclosed in a writing by the Company to the Parent concurrent with the execution of this Agreement (such disclosure being hereafter referred to as the "Employee Matters Disclosure"), there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company, any current or former employee, officer or director of the Company, which is either currently effective or will become effective at the Closing Date.

      (l)  ERISA Compliance

         (i) Schedule 3.1(l)(i) to the Company Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), "employee benefit plans" (as defined in Section 3(3) of ERISA), which are maintained in connection with any trust described in Section 501(c)(9) of the Code, and all other Company Benefit Plans maintained, or contributed to, by the Company or any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Company Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code.

        (ii) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the affect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs.

        (iii) Neither the Company nor any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Company Benefit Plan that is subject to Title IV of ERISA.

        (iv) With respect to any Company Benefit Plan that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

        (v) Neither the Company nor any of its subsidiaries contributes to or has any liability to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to (A) a pension plan subject to Title IV of ERISA or Section 412 of the Code, (B) a multi-employer pension plan, as defined in Section 3(37) of ERISA or (C) an employee welfare benefit plan. Neither the Company nor any of its subsidiaries maintains an employee welfare benefit plan providing health or medical benefits for retired employees.

        (vi) No employee welfare benefit plan of the company or any of its subsidiaries provides for continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA. With respect to any Company Benefit Plan which is a "group health plan," as so defined, the Company warrants that in all "qualified events" (including those resulting from the Merger) occurring prior to or on the Closing Date, the Company has or will offer to its eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under Section 602 of ERISA to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Parent.

       (vii) There is no Company Benefit Plan covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of Sections 280G or 162 of the Code.

       (viii) Neither the Company nor any of its subsidiaries nor any of their "affiliates" (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither the Company nor any of its subsidiaries has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

        (ix) No employee of the Company or any of its subsidiaries is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of the Company or would conflict with the Company's business as conducted. No employee of the Company or any of its subsidiaries is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

      Schedule 3.1(l)(ix) to the Company Disclosure Schedule lists all outstanding Stock Options as of March 9, 2001, showing for each such option: (i) the number of shares issuable, (ii) the number of vested shares, (iii) the date of expiration and (iv) the exercise price. The Company has not granted any stock options or similar rights to any person between March 9, 2001 and the date of this Agreement.

        (x) No employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

      (m)  Taxes.  For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, forms, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns. The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to the Company. Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax. No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination. No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof. Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company balance sheet as of December 31, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since such date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no liens with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than liens which are not individually or in the aggregate material, or customary liens for current Taxes not yet due and payable. Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code. Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (n)  Title to Properties.  The Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with the ability of the Company or any of its subsidiaries to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens and except for Liens that (A) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Company Disclosure Schedule, (B) relate to any taxes or other governmental charges or levies that are not yet due and payable or are being contested in good faith in appropriate proceedings, (C) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (D) individually or in the aggregate would not materially interfere with the ability of the Company and each of its subsidiaries to conduct their business as currently conducted ("Company Permitted Liens"). The Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy except for such noncompliance as would not have a material adverse effect on the Company, and all such material leases are in full force and effect.

      (o)  Intellectual Property.

        (i)  For purposes of this Agreement, "Intellectual Property" means:

          (A) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

          (B) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

          (C) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

          (D) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks");

          (E) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

          (F) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

        (ii) The Intellectual Property owned by Company and the Intellectual Property licensed to Company collectively constitute all of the Intellectual Property necessary to enable Company to conduct its business after the Effective Time as such business is currently being conducted and as its is currently proposed to be conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Intellectual Property that is material to the Company and that is not the subject of a Proprietary Right and Invention Assignment Agreement (in a form previously provided or made available to Parent or its counsel) between such person or entity and the Company. To the Company's knowledge, without any independent inquiry, there is no unauthorized use, disclosure or misappropriation of any Intellectual Property by any employee or, to Company's knowledge, former employee of Company. There are no royalties, fees or other payments payable by Company to any Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property.

        (iii) With respect to each item of Intellectual Property incorporated into any product of Company or otherwise used in the business of Company (except "off the shelf" or other software widely available at a cost not exceeding $25,000 on standard terms and conditions, as modified for Company's operations) ("Company Intellectual Property") the Company Disclosure Schedule lists:

          (A) all Patents and Patent Applications and all registered Trademarks, and trademark applications and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

          (B) the following agreements relating to each of the products of Company or its Subsidiaries (the "Company Products") or other Company Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Company Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from Company, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Company or its Subsidiaries are $250,000 or more on an annual basis, (D) joint development agreements, (E) any agreement by which Company grants any ownership right (as opposed to a license or sublicense) to any Company Intellectual Property owned by Company, (F) any option relating to any Company Intellectual Property, and (G) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Company Products.

        (iv) The Company Disclosure Schedule contains an accurate list as of the date of this Agreement of all material licenses, sublicenses and other agreements to which Company or its Subsidiaries are a party and pursuant to which Company or its Subsidiaries are authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost not exceeding $250,000 per annum and widely available on standard terms and conditions as modified for the Company's operations ("Third Party Intellectual Property").

        (v) To the Company's knowledge, but without any independent inquiry, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered or made available to Parent or its counsel. There are no royalties, fees or other payments payable by Company to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

        (vi) Company is not in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights except for such breach as would not have a material adverse effect on Company. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will materially contravene or conflict with or result in an infringement on the Parent's right to own or use any Company Intellectual Property the loss of which would have a material adverse effect on Company, including any Third Party Intellectual Property.

        (vii) All Patents, registered Trademarks, registered service marks and registered Copyrights held by Company are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts, except where the failure to pay would not have a material adverse effect on the Company. To the Company's knowledge, without any independent inquiry, Company is not infringing, misappropriating or making unlawful use of, and has not received any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or overtly threatened in writing to the Company, nor has any claim or demand been made in writing to the Company, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. Company has not brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

        (viii)all current and former officers and employees of Company, and any companies that Company has acquired or merged with, have executed and delivered to Company, directly or indirectly, an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons, the form of which has been supplied or made available to Parent or its counsel. All current and former consultants and independent contractors to Company, and any companies that Company has acquired or merged with, involved in the development of Company Intellectual Property have executed and delivered to Company an agreement in the form provided to or made available to Parent or its counsel (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons. To the Company's knowledge, no employee or independent contractor of Company is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Company, except where such violation would not have a material adverse effect on the Company. No current or former officer director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property except (i) where such interest cannot lawfully be assigned to a third party, (ii) is the subject of a Proprietary Information and Invention Assignment Agreement with the Company in a form previously made available to Parent or its counsel, or (iii) where the loss of such Company Intellectual Property would not have a material adverse effect on the Company.

        (ix) Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Company Intellectual

    Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses (except where the loss of such Company Intellectual Property would not have a material adverse effect on the Company). All material use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party (except for such Company Intellectual Property whose value would be unimpaired by public disclosure or where the loss of such Company Intellectual Property would not have a material adverse effect on the Company). All use, disclosure or appropriation of Confidential Information not owned by Company has been in compliance in all material respects with the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

        (x) No product liability claims have been threatened in writing against Company that are currently pending or have not been resolved.

        (xi) A complete list of each of the Company Products, is set forth in Section 3.1(o)(xi) of the Company Disclosure Schedule. The Company Products conform in all material respects with any published specification, published documentation, written performance standard, representation or statement provided with respect thereto by or on behalf of the Company.

        (xii) Company is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Company is not subject to any agreement which restricts in a material respect the use, transfer, or licensing by Company of the Company Intellectual Property or Company Products.

      (p)  Voting Requirements.  The affirmative vote of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, (voting together on an as-converted-to -Company Common Stock basis), (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class on an as-converted-to-Company Stock Common basis, (iii) a 2/3 vote of the Company's Series E Preferred Stock voting as a separate series, and (iv) a majority of the Company's Series F Preferred Stock, voting as a separate series, are the only votes of the holders of any class or series of the Company's capital stock required by the Company's Certificate of Incorporation necessary to approve this Agreement and the transactions contemplated by this Agreement. The affirmative votes of the parties to the Stockholder Agreement will be sufficient to achieve the stockholder vote requirement set forth above, except for the vote referred to in clause (iii) above. The Company believes that it is subject to Section 2115 of the CCC which provides, in part, that a foreign corporation meeting certain criteria is subject to the provisions of the CCC set forth therein. Accordingly, in addition to the voting requirements set forth above in clause (i), the Company believes it is required pursuant to Section 2115 of the CCC to, among other things, obtain the approval of this Agreement from the holders of a majority of the outstanding shares of Company Common Stock, voting as a separate class. The affirmative votes of the parties to the Stockholder Agreement will be sufficient to achieve the stockholder vote requirement of Section 2115 set forth above.

      (q)  Brokers; Third Party Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney, the fees and expenses of which will be paid by the Company, or the Parent (subject to the $1,500,000 limitation on expenses set forth herein), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      (r)  Equipment and Other Personal Property Leases.  All of the material items of equipment and personal property leased by the Company or any of its subsidiaries from any third party is currently used by the Company and/or one or more of its subsidiaries in the ordinary course of their businesses. All leases in effect as of the date of this Agreement pursuant to which the Company leases material items of equipment or other material items of personal property are valid, subsisting and in full force and effect, and neither the Company nor to the Company's knowledge, any other party thereto is in default of any of its obligations under any of such leases, except for defaults and failures to be valid, subsisting and in full force and effect which would not have a material adverse effect on the Company. No consent to the consummation of the transactions contemplated by this Agreement is required from the lessors under such leases, except for any such consent the failure to obtain which would not have a material adverse effect on the Company.

      (s)  Product and Service Warranties.  Between December 31, 2000 and the date of this Agreement, the Company has not received any written notice pursuant to which any third party has made any claim against the Company regarding any product or service warranties sold or provided by the Company, except for (i) claims which have been fully settled and (ii) unresolved claims that would not reasonably be expected to have a material adverse effect on the Company.

      (t)  Orders, Commitments and Returns.  To the Company's knowledge, each of the Company's purchase orders, contracts and agreements for the sale of goods and services by the Company or any of its subsidiaries (collectively, the "Customer Purchase Orders") is in full force and effect. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Company or any of its subsidiaries does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all contracts or commitments for the purchase of products by the Company and all of its subsidiaries does not exceed an amount which is reasonable for the anticipated volumes of their businesses (all of which orders, contracts and commitments were made in the ordinary course of business). To the Company's knowledge, there are no asserted claims to return merchandise of the Company or any of its subsidiaries by reason of alleged overshipments, defective merchandise, breach of warranty or otherwise. The Company does not know or have reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of merchandise.

      (u)  Customers.  The Company has not received any written information from any of its customers who accounted for 10% or more of its revenues in the year ending December 31, 2000 indicating that such customer will not continue as a customer of the Company, such subsidiary or Parent after the Closing or that any such customer intends to terminate or materially modify any contract, purchase order or other commitment for the purchase of goods such customer may have with the Company, except where the termination or modification of such customer relationship would not have a material adverse effect on the Company.

      (v)  Suppliers.  The Company has not received any written notification from any of its sole-source suppliers indicating that such supplier will not continue as a supplier of the Company, or Parent after the Closing, except where the termination of such supplier relationship would not have a material adverse effect on the Company.

      (w)  Inventory.  The inventories shown on the Financial Statements or thereafter acquired by Company, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the date of the Interim Financials, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Company has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Company is not under any material liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since the date of the Interim Financials, adequate provision in accordance with GAAP has been made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

      (x)  Interested Party Transactions.  Neither Company nor any of its subsidiaries is indebted to any director, officer, employee or agent of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any its subsidiaries. There have been no transactions during the two year period ending as of the date of this Agreement which would require disclosure if Company were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

      (y)  Minute Books.  The minute books of Company and its subsidiaries made available to Parent or its counsel contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company and its subsidiaries through the date of this Agreement, and reflect all material transactions referred to in such minutes accurately in all material respects.

      (z)  Complete Copies of Materials.  Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.

      (aa)  Accounts Receivable.  Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. The Company believes that the accounts receivable will be collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

      (bb)  Employee Matters.  Company is in compliance in all material respects with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except for such noncompliance that neither has, nor would have, a material adverse effect on Company. There are no proceedings pending or, to Company's knowledge, threatened in writing, between Company, on the one hand, and any or all of its current or former employees, on the other hand, which proceedings have, or would have, a material adverse effect on Company, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Company's knowledge, threatened in writing, against Company under any workers' compensation or long term disability plan or policy. Company is not a party to any collective bargaining agreement or other labor union contract, nor does Company know of any activities or proceedings of any labor union to organize its employees. Company has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

      (cc)  Insurance.  Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts which the Company reasonably believes are adequate given the business and assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    SECTION 3.2  Representations and Warranties of Parent and Sub.  Except as set forth on the disclosure schedule delivered by the Parent and Sub to Company prior to the execution of this Agreement (the "Parent/Sub Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

      (a)  Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and Delaware, respectively, and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub, in each case as amended to the date hereof.

      (b)  Capital Structure.  The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). At the close of business on March 9, 2001, (a) 48,794,833 shares of Parent Common Stock were issued and outstanding, (b) zero shares of Parent Common Stock were held by the Parent in its treasury, and (c) 10,502,072 shares of Parent Common Stock were reserved for issuance pursuant to Parent's stock option and employee stock purchase plans ("Parent Equity Incentive Plans"). Except as set forth above, at the close of business on March 9, 2001, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. Between March 9, 2001 and the date of this Agreement, except as set forth above or in the Company Disclosure Schedule, no other shares of capital stock or other voting securities of the Company were reserved for issuance and no other shares of capital stock or other voting securities of the Company were issued other than pursuant to the exercise or conversion of exercisable or convertible securities that were outstanding on March 9, 2001 All outstanding shares of capital stock of the Parent are, and all shares which may be issued pursuant to the Parent Equity Incentive Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Parent is a party, or by which it is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Parent or obligating the Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Parent. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or by which it is bound relating to the voting of any shares of capital stock of the Parent. The outstanding securities of Parent, including Parent Common Stock, Parent Preferred Stock, and options to subscribe for or purchase Parent Common Stock or Parent Preferred Stock have been issued in compliance with the registration and qualification requirements of applicable federal and state securities laws. The shares of Parent Common Stock constituting the Closing Consideration Shares and the Contingent Consideration Shares will, when issued pursuant to this Agreement, be duly and validly issued, fully paid and nonassessable and will be issued free of any preemptive rights, encumbrances and other Liens.

    All of the outstanding capital stock of the Parent's subsidiaries is owned by the Parent, directly or indirectly, free and clear of any Lien (as defined in Section 3.1(c)) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Parent. There are no outstanding contractual obligations of the Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Parent.

      (c)  Authority; Noncontravention.  Parent and Sub have all requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Stockholder Agreement), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreement). The execution and delivery of this Agreement (and, in the case of Parent, the Stockholder Agreement), and the consummation of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreement), have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement (and, in the case of Parent, the Stockholder Agreement) has been duly executed and delivered by Parent and Sub, and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement and the Stockholder Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement and compliance with the provisions of this Agreement and the Stockholder Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (a) the Memorandum of Association or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub or any provision of the comparable charter or organizational documents of any other subsidiary of Parent, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any (i) statute, law, ordinance, rule or regulation or (ii) judgment, order or decree applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (b) and clause (c)(i), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement (and, in the case of Parent, the Stockholder Agreement) by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreement), except for (1) the filing of the California Permit with the California Department of Corporations, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement or the Stockholder Agreement and the transactions contemplated by this Agreement or the Stockholder Agreement, (3) the filing of Certificates of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Parent is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse affect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

      (d)  SEC Documents.  Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 26, 2000 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments). Except as set forth in the reports, schedules, forms, statements and other documents filed with the SEC by Parent ("Filed Parent SEC Documents"), the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a material adverse effect on the Parent.

      (e)  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the California Permit or the Joint Proxy/Information Statement relating thereto will, to the Parent's knowledge, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

      (f)  Absence of Certain Changes or Events.  Except as disclosed in the Filed Parent SEC Documents and publicly available prior to the date of this Agreement, since the date of the most recent unaudited financial statements included in the Filed Parent SEC Documents and through the date of this Agreement, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not been:

         (i) any material adverse change in Parent or any of its subsidiaries (taken as a whole);

        (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent's capital stock;

        (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

        (iv) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would have a material adverse effect on the Parent or any of its subsidiaries;

        (v) any change in accounting methods, principles or practices by the Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

        (vi) any tax election that individually or in the aggregate would have a material adverse effect on the Parent or any of its tax attributes or any settlement or compromise of any material income tax liability; or

       (vii) any agreement, whether in writing or otherwise, to take any action described in this Section 3.2(f).

      (g)  Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on Parent, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on Parent.

      (h)  Contracts.  Except as disclosed in the Filed Parent SEC Documents, there is no contract or agreement that is of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. Correct and complete copies of all such Contracts have been provided or made available to Company and its counsel and such copies set forth all provisions as to which confidential treatment shall have been granted pursuant to applicable SEC rules. Each such Contract is in full force and effect, each is a legal, valid and binding contract and neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any such Contract or any other lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on Parent.

      (i)  Compliance with Laws.

         (i) Parent and each of its subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Parent or prevent or materially delay the consummation of the Merger. Parent and each of its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on Parent. Except as disclosed in the Filed Parent SEC Documents, Parent has not received any notice or other communication from any Governmental Entity alleging any violation of any Legal Provision by Parent.

        (ii) To its knowledge, but without any independent inquiry, Parent is in compliance with Environmental Laws and has not previously been in violation of any Environmental Laws and to its knowledge, no material expenditures will be required in order to comply with any Environmental Laws. Parent has not received any citation, directive, letter or other written communication or notice of any proceeding, claim or lawsuit from any person arising out of the ownership or occupation of the Business Facility or the conduct of Parent's operations.

      (j)  Labor Matters.  There are no collective bargaining agreements or other labor union agreements to which Parent or any of its subsidiaries is a party, or by which it is bound. Parent and each of its subsidiaries is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of Parent, threatened against or involving Parent or any of its subsidiaries. To the Parent's knowledge, there is no overtly threatened organizing or similar activity relating to the formation of a collective bargaining unit to represent the Parent's employees. No written agreement restricts Parent or any of its subsidiaries from relocating, closing or terminating any of its operations or facilities. Neither Parent nor any of its subsidiaries has, in the past three years, experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

      (k)  Absence of Changes in Parent Benefit Plans.  Except as disclosed in the Filed SEC Parent Documents, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, there has not been any adoption or amendment in any material respect by Parent or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, "Parent Benefit Plans").

      (l)  Taxes.  Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to Parent. Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns. Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to Parent. Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax. No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination. No adjustment relating to any Returns filed or required to be filed by Parent or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to Parent or any of its subsidiaries or any representative thereof. Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on Parent balance sheet as of December 31, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since such date in connection with the operation of the business of Parent and its subsidiaries in the ordinary course. There are no liens with respect to Taxes on any of the assets of Parent or any of its subsidiaries, other than liens which are not individually or in the aggregate material, or customary liens for current Taxes not yet due and payable.

      (m)  Title to Properties.  Parent and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with the ability of Parent or any of its subsidiaries to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Parent or any of its subsidiaries has a leasehold interest, are free and clear of all Liens and except for Liens except for Liens that (A) are created or arise in the ordinary course of business, (B) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Parent Disclosure Schedule or in the Parent SEC Documents or the exhibits thereto, (C) relate to any taxes or other governmental charges or levies that are not yet due and payable, (D) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (E) individually or in the aggregate would not materially interfere with the ability of Parent and each of its subsidiaries to conduct their business as currently conducted ("Parent Permitted Liens"). Parent and each of its subsidiaries are in compliance in all material respects with the terms of all material leases to which it is a party and under which they are in occupancy, and all such leases are in full force and effect, except where the failure to be in compliance or the failure to be in full force and effect would not have a material adverse effect on Parent. As of the date of this Agreement, Parent and/or one or more of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on Parent.

      (n)  Intellectual Property.  Parent owns, or is validly licensed or otherwise has the right to use all Parent Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1999 to commence any suit, action or proceeding, alleging that Parent or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, except for suits, actions or proceedings which, individually or in the aggregate, would not have a material adverse effect on Parent. To the knowledge of Parent, no person is infringing the rights of Parent or any of its subsidiaries with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is licensing, or otherwise granting, to any third party, any rights in or to any Intellectual Property Rights which would have a material adverse effect on Parent.

      (o)  Voting Requirements.  No vote of the holders of the Common Stock of Parent is necessary in connection with the approval of this Agreement or the consummation by Parent of the transactions contemplated by this Agreement.

      (p)  Brokers; Schedule of Fees and Expense.  No broker, investment banker, financial advisor or other person, other than Broadview International LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      (q)  Interim Operations of Sub.  Sub is a wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has no assets or liabilities and has never engaged in any operating activities other than as contemplated hereby.

      (r)  Complete Copies of Materials.  Parent has delivered or made available true and complete copies of each document which has been requested by Company or its counsel in connection with their legal and accounting review of Parent and its subsidiaries.

      (s)  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or currently contemplated future business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as currently proposed to be conducted by Parent or any of its subsidiaries, except for such restrictions as could not reasonably be expected to have a material adverse effect on Parent, this Agreement or the transactions contemplated hereby.

ARTICLE IV

Covenants Relating to Conduct of Business

    SECTION 4.1  Conduct of Business.

      (a)  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, the Company shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, other than as set forth in Section 4.1 of the Company Disclosure Schedule and Section 4.3 of this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not without Parent's consent (which will not unreasonably be withheld):

         (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options or Warrants outstanding on the date of this Agreement and in accordance with their present terms or as contemplated by Section 3.1) or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for repurchases of capital stock at cost pursuant to agreements with employees, directors and consultants upon termination of their employment with or services to the Company);

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock or Company Preferred Stock upon the exercise of Stock Options, warrants or convertible promissory notes outstanding on the date of this Agreement and in accordance with their present terms);

        (iii) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents, except for the proposed amendments identified in Section 4.1 of the Company Disclosure Schedule;

        (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or

    (y) any assets which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $350,000, except purchases of inventory in the ordinary course of business and except for capital expenditures (which are covered in clause (vii) below);

        (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except sales of inventory, products or used equipment in the ordinary course of business consistent with past practice;

        (vi) (y) except for the Interim Financing, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practice;

       (vii) except for the items set forth in the Company's fiscal 2001 operating budget (a copy of which has been provided to Parent), make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $300,000;

       (viii) discharge, settle or satisfy any claims, whether or not pending before a Governmental Entity, that individually or in the aggregate have a material adverse effect on the Company, other than fees owed to Brobeck, Phleger & Harrison LLP, or waive any material benefits of, or agree to modify in any materially adverse respect any confidentiality, standstill or similar agreements to which the Company is a party;

        (ix) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder, in any such case in a manner materially adverse to the Company;

        (x) except in the ordinary course of business, consistent with past practice, enter into any contracts, agreements, binding arrangements or binding understandings relating to the distribution, sale, license or marketing by third parties of the Company's products, other than pursuant to any such agreements currently in place in accordance with their terms as of the date hereof;

        (xi) except as required to comply with applicable law or as expressly contemplated by this Agreement, (A) adopt, enter into, terminate or amend any collective bargaining agreement or Company Benefit Plan for the benefit or welfare of any current or former employee, officer or director, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Company Benefit Plan or any other benefit plan or arrangement of the Company, (D) increase in any manner the severance or termination pay of any officer, (E) enter any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) except as permitted in clause (B) and clause 4.1(a)(ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company

    Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, or in accordance with existing employment agreements;

       (xii) form any subsidiary to the Company other than a subsidiary to be formed in the Philippines;

       (xiii) except as required by GAAP, make any change in accounting methods, principles or practices; or

       (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

      (b)  Certain Tax Matters.  From the date hereof until the Effective Time, (i) the Company will file all tax returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any extensions); (ii) the Company will timely pay all taxes due and payable with respect to such Post-Signing Returns that are so filed (other than taxes being contested in good faith through appropriate proceedings); (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with past practice for all taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company in respect of any tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company's tax liabilities or tax attributes and will not settle or compromise any such Action without Parent's consent; and (v) the Company will not make any material tax election without Parent's consent.

    SECTION 4.2  Conduct of Parent.  During the period from the date of this Agreement to the Effective Time, Parent shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, other than as set forth in Section 4.2 of the Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Parent shall not without Company's consent take or agree in writing or otherwise to take, (i) any action which would make any of its representations or warranties contained in this Agreement materially untrue or materially incorrect, or prevent it from performing or cause it not to perform its covenants hereunder in any material respect, (ii) any action that will result in any of the conditions to the Merger as set forth in Article VI not being satisfied or in violation of any provision of this Agreement or any related agreement, except, in every case, as may be required by applicable law, or (iii) any other action that would materially adversely delay or materially adversely impair the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

    SECTION 4.3  No Solicitation.  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, the Company shall not without Parent's consent:

      (a) directly or indirectly solicit or initiate any discussions or negotiations with, or in any way participate in any negotiations with or provide any non-public information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt by, or enter into any agreement or understanding, with any person or group of persons (other than Parent, Sub and their directors, officers, employees, representatives and agents), concerning any Competing

  Transaction (as defined below), or authorize any of the officers or directors of the Company to take any such action, and the Company shall use reasonable efforts to cause the directors, officers, employees, agents, stockholders and representatives of the Company (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action. The Company shall promptly notify Parent (i) if any inquiries, or proposals or requests for information concerning a Competing Transaction are received by the Company or any of its respective officers or directors, or (ii) when the Company becomes aware that any such inquiries or proposals have been received by the Company's investment bankers, financial advisors, attorneys, accountants, other representatives or stockholders. Notwithstanding the foregoing, however, nothing contained in this Section 4.3 shall prohibit the Board of Directors of Company from providing information in connection with, entering into, conducting discussions or negotiations concerning, and furnishing information (provided that the Company shall have entered into a confidentiality agreement with the recipient of such information that is no less favorable to the Company and no less restrictive on the person requesting such information that those contained in the Confidentiality Agreement) with respect to, an unsolicited, bona fide Competing Transaction if Company's Board of Directors (x) shall have concluded in good faith, after consultation with its outside legal counsel, that failure to take such action would create a substantial risk of liability for breach of the fiduciary duties of Company's Board of Directors to the Company's stockholders, and (y) shall have in the exercise of such fiduciary duties to Company's stockholders determined (taking into account the advice of Company's financial advisor) that such Competing Transaction is more favorable to the Company's stockholders than the Merger (any such Competing Transaction being referred to herein as a "Superior Proposal"). Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this clause by any officer, director, employee, investment banker, attorney or other advisor or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 4.3 by the Company. The Company will, and except as otherwise provided in this Agreement, cause its officers, directors, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease and cause to be terminated any activities, discussions and negotiations existing as of the date of this Agreement with any persons conducted heretofore with respect to any Competing Transaction.

      (b) The Company shall promptly notify Parent (i) if any offer or proposal for a Competing Transaction is received by the Company or any of its respective officers or directors, or (ii) if the Company becomes aware that an offer or proposal has been received by the Company's officers, directors, investment bankers, attorneys or other representatives. The Company agrees to provide at least twenty-four (24) hours notice to Parent (or such lesser notice as is provided to the Company's directors) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to take action to recommend or accept a Superior Offer and together with such notice a summary of the terms of the Superior Offer.

      (c) For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): (A) any sale of stock or other equity interests, merger, consolidation, reorganization, share exchange, business combination, or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company in a single transaction or a series of related transactions; or (C) any agreement to, or public announcement by the Company of a proposal, plan or intention to, do any of the foregoing.

ARTICLE V

Additional Agreements

    SECTION 5.1  Information Statement and Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement, Company shall prepare, with the cooperation and reasonable assistance of Parent, and furnish to its stockholders an Information Statement for the stockholders of Company to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement (the "Information Statement"). The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Common Stock and Company Preferred Stock in the Merger and shall be combined with a proxy statement for solicitation of stockholder consent to or approval of this Agreement, the Merger and the other transactions contemplated hereby (the "Joint Proxy/Information Statement"). Parent and Company shall each use its reasonable best efforts to cause the Joint Proxy/Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and Company hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Joint Proxy/Information Statement, (ii) agrees to provide promptly to the other such information concerning it and its respective affiliates, directors, officers and securityholders as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and (iii) agrees to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Company will promptly advise Parent, and Parent will promptly advise Company, in writing if at any time prior to the Effective Time either Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Joint Proxy/Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Except as expressly provided in Section 4.3 hereof, the Joint Proxy/Information Statement shall contain the recommendation of the Board of Directors of Company that Company stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable and in the best interests of Company and its stockholders.

      (b) As soon as practicable after the execution of this Agreement, Parent shall prepare, with the cooperation of Company, the application for the California Permit (the "Permit Application"). Parent and Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and Company hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Permit Application, (ii) agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and (iii) agrees to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. Company will promptly advise Parent, and Parent will promptly advise Company, in writing if at any time prior to the Effective Time either Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. In accordance with the Registration Rights Agreement, if the Bridge Loan Shares are not covered by the California Permit, Parent shall prepare and file within 30 days after the Effective Time a registration statement on Form F-3 under the Securities Act covering the Bridge Loan Shares.

    SECTION 5.2  Access to Information; Confidentiality.

      (a) The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

      (b) The Parent shall afford to Company, and to Company's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Parent shall make available to Company (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Company may reasonably request.

      (c) Except as required by law, Parent and Company will each hold, and will cause their respective officers, directors, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the other party, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of October 26, 2000 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

    SECTION 5.3  Reasonable Efforts; Notification.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

      (a) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (b) Parent shall give prompt notice to the Company of (i) any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 5.4  Indemnification and Insurance.  From and after the Effective Time, Parent shall, and Parent shall cause Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time (the "Indemnification Agreements") whether or not such agreements or provisions are amended or modified after the date hereof and (ii) any indemnification provision under the Company's Certificate of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 5.4 shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws and the Indemnification Agreements on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. This Section 5.4 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding jointly and severally on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties. Parent shall pay all expenses, including reasonable attorneys fees, that may be incurred by an Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.4. The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his, her or its representatives.

    SECTION 5.5  Fees and Expenses.  All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party in incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger is consummated Parent will bear $1,500,000 in transaction costs of the Company for legal, investment banking and accounting and auditing fees and expenses. Parent shall have no obligation with respect to any such expenses of Company in the event the Merger is not consummated. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the parties agree that the Company or Parent shall pay to Brobeck, Phleger & Harrison LLP ("BPH") (i) the sum of $147,658.47 on the execution date of this Agreement, (ii) such other sums as are due in connection with the rendering of legal advice relating to the Merger on the Closing Date pursuant to the terms of the BPH engagement letter dated February 26, 2001, and (iii) such sums as are due in connection with the rendering of legal advice on all matters not directly relating to the Merger as they become due pursuant to the terms of the BPH engagement letter dated February 26, 2001, which sums under this clause (iii) shall be specifically excluded from the $1,500,000 in transaction costs referred to above in this Section 5.5.

    SECTION 5.6  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (provided that either party, immediately upon receiving legal advice that such a statement or release is necessary or a directive or order from any Governmental Authority, national securities exchange or national securities quotation system to issue any such public statement or press release shall give notice to the other party of such advice, directive or order and shall provide such other party with a reasonable opportunity to respond to, contest or seek a stay with respect to such advice, directive or order before any such statement or release shall be issued). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    SECTION 5.7  Lock-up Agreements.  Prior to the Closing Date, the Company shall obtain from holders of Company Preferred Stock and Company Common Stock representing an aggregate of at least 80% of the outstanding Company Common Stock (on an as-if-converted to Company Common Stock basis) including all officers, directors, and 5% or greater holders, and shall use commercially reasonable efforts to obtain from the remaining holders of Company Common Stock and Company Preferred Stock, agreements in the form attached hereto as Exhibit F ("Lock-Up Agreements") providing that such holders will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received as Closing Consideration (including, for such purpose shares of Parent Common Stock issuable pursuant to Section 5.13), except on the schedule set forth below:

0-60 days from Closing Date	—	no Closing Consideration shares saleable; 1/3 of Bridge Loan Shares saleable 31 days after Closing
61-120 days from Closing Date	—	1/3 of Closing Consideration shares saleable; 2/3 of Bridge Loan Shares saleable at 61 days from Closing and all Bridge Loan Shares saleable 90 days from Closing
121-180 days from Closing Date	—	2/3 of Closing Consideration and Bridge Loan Shares saleable
181 days from issuance date	—	all Closing Consideration and all Bridge Loan Shares saleable

    The Lock-up Agreements shall provide that notwithstanding the foregoing, (i) if the Parent shall receive any notice from Nasdaq regarding the possible de-listing of its shares from the Nasdaq National Market (whether or not such shares shall actually be de-listed), then the foregoing provisions shall be immediately and permanently terminated and there shall be no further restrictions on the saleability of the Closing Consideration Shares or the Bridge Loan Shares, (ii) there shall be no restrictions imposed on the sale of Contingent Consideration Shares other than those imposed by applicable federal and state securities laws, and (iii) there shall be no restrictions imposed on the sale of the Bridge Loan Shares if such shares are registered pursuant to the Registration Rights Agreement.

    SECTION 5.8  Nasdaq Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger and otherwise pursuant to this Agreement to be approved for listing on the Nasdaq Stock Market National Market, subject to official notice of issuance, prior to the Closing Date. If the Parent Common Stock is no longer listed on the Nasdaq National Market, Parent shall cause the Parent Common Stock to be issued in the Merger and otherwise pursuant to this Agreement to be approved for listing on whatever exchanges or markets the Parent Common Stock is then listed or quoted on prior to the Closing Date.

    SECTION 5.9  Parent Benefit Plans.  Parent shall ensure that all employees of the Company and all employees of each of the Company's subsidiaries are allowed and are eligible to participate in Parent's employee benefit plans after the Effective Time, to the same extent as if they were employees of Parent. Without limiting the generality of the foregoing, (i) to the extent that any employee of the Company or any of the Company's subsidiaries becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their subsidiaries shall credit such employee's service with the Company or its subsidiaries, to the same extent as such service was credited under the similar employee benefit plans of the Company and its subsidiaries immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits (including vacation accrual) under, such employee benefit plan of Parent, and (ii) to the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and its subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and shall provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied.

    SECTION 5.10  Stockholder Agreement.  Concurrent with the execution of this Agreement, all executive officers, directors, entities and persons affiliated with directors and executive officers and other principal stockholders of Company shall enter into the Stockholder Agreement with Parent. Such parties consist of the following: Crossroads Venture Capital LLC and related and affiliated entities, TRW, DynaFund International, L.P. and related and affiliated entities, GMN Investors II, L.P., William E. Gibson, William J. Palumbo, Charles C. Pai, Donald H. MacLeod, Patrick A. Rivelli, Denny R.S. Ko, David F. Millet, Andrew I. Fillat, Advent International, Gemini Investors LLC, and Mark Byington. The affirmative vote of such persons shall be sufficient to achieve the stockholder vote requirement set forth in Section 6.1(a), except for the vote referred to in clause (iii) thereof.

    SECTION 5.11  Board of Directors.  Following the Closing, (i) Parent shall not remove William E. Gibson or the other director to be designated by the Company (the "Company Directors") from its Board of Directors, except in the event of intentional misconduct, gross negligence or breach of fiduciary duty in the performance of their duties as directors, (ii) Parent shall provide similar reimbursements, stipends, notices and other communications to the Company Directors as are provided to other directors of Parent, and (iii) at such time as their respective terms shall expire, Parent shall nominate the Company Directors for reelection and recommend their reelection to Parent stockholders in any proxy statement or other stockholder communication relating to the election of directors. Parent agrees to name one of the Company Directors to any executive committee or similar committee that may be formed in the future. The covenants set forth in this Section 5.11 shall terminate on the second anniversary of the Closing Date.

    SECTION 5.12  Interim Financing of Company.  During the period between the date of this Agreement and the Effective Time, the Parent will make available to the Company a bridge loan financing arrangement in the aggregate principal amount of $5,000,000 (the "Interim Financing"). The Interim Financing will be effected pursuant to a Promissory Note and a Security Agreement (together, the "Loan Documents"), in the form attached as Exhibit E, which shall contain the following terms.

      (a) Advances shall be made on a semi-monthly basis, and the amount of such advances shall be linked to Company forecast cash requirements according to a schedule which shall be agreed upon by Company and Parent; provided however that Parent's obligations to make continuing advances shall cease at such time as this Agreement has been terminated in accordance with Article VIII;

      (b) Advances will be secured by a first priority perfected security interest in all tangible and intangible assets of the Company, including intellectual property rights (collectively, "Parent Collateral"), subject only to the security interest held by AMT Capital, provided that Parent shall not have recourse to the Parent Collateral unless the holders of 2/3 of the aggregate outstanding principal balance of all Bridge Loan Notes and the Note delivered in connection with the Loan Agreement shall consent to such action;

      (c) Advances will accrue interest at 5.0% per annum;

      (d) In the event of termination of this Agreement pursuant to Article 8 hereof, except as provided in Sections 5.12(e) and 5.12(f) hereof, all principal and accrued interest will be due and payable 120 days following such termination and the Parent's obligation to make further advances will immediately cease upon such termination.

      (e) In the event of termination of this Agreement by Companyin the event Parent fails to complete the Merger notwithstanding the satisfaction of the conditions to closing set forth in Sections 6.1 and 6.2 herein (but irrespective of the satisfaction of any condition set forth in Section 6.3 hereof), all principal and accrued interest will be forgiven upon such termination, Parent shall repay any charges and expenses actually incurred by Company in connection with the transactions contemplated by this Agreement, not to exceed one million five hundred thousand U.S. Dollars (US$1,500,000) and the Parent's obligation to make further advances will immediately cease upon such termination. Such forgiveness and payment of transaction costs shall constitute liquidated damages for such breach of this Agreement by Parent.

      (f)  In the event of termination of this Agreement by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(f) (except in the event that this Agreement is terminated pursuant to Section 8.1(f)(i) and the principal reason for the Change in Recommendation (as defined below) is a development or combination of developments relating to Parent that individually or in the aggregate has had or is reasonably likely to result in a material adverse effect on Parent), all principal and accrued interest will be due and payable immediately upon such termination and the Parent's obligation to make further advances will immediately cease upon such termination.

    SECTION 5.13  Reorganization Status.  Neither Company, Parent nor Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, could reasonably cause the Merger to fail to constitute a "reorganization" within the meaning of Section 368(c) of the Code.

    SECTION 5.14  Existing Outstanding Promissory Notes.  Parent will, effective as of the Closing, assume $8,000,000 in original principal amount of bridge loan notes payable to AMT Capital, Ltd. ("AMT"), TRW, Inc. ("TRW"), Crossroads Venture Capital, GMN Investors II, L.P., Dynamics Technology, Inc. and Stratford Equity Partners, L.P. (collectively, the "Bridge Loan Notes") plus all then and future accrued interest on the Bridge Loan Notes. Parent will, on a date designated by Parent (provided that such date is on or prior to May 31, 2001 repay the notes: (i) repay AMT's Bridge Loan Note in full in cash, and (ii) repay the remaining Bridge Loan Notes, along with interest accrued thereon, in cash, Parent Common Stock or a combination thereof. The immediately preceding clause (ii) shall be subject to the following: Shares of Company Common Stock used to repay Bridge Loan Notes shall be valued at the average last reported sale price of Parent Common Stock on Nasdaq for the 10 trading days ending two trading days prior to the Closing Date and Parent may issue a maximum of 1,500,000 shares (the "Bridge Loan Shares") of Parent Common Stock to repay the Bridge Loan Notes. In the event Parent elects to repay the Bridge Loan Notes with Parent Common Stock and the value of such Parent Common Stock (determined as set forth above) is not equal to at least $8,000,000, Parent will pay the difference in cash. Any cash paid to the holders of the Bridge Loan Notes shall first be paid to AMT until the AMT Bridge Loan Note is paid in full; if any cash is remaining after payment of the AMT Bridge Loan Note, such remaining cash shall next be paid to TRW in payment of the TRW Bridge Loan Note until such note is paid in full; if any cash is remaining after payment of the TRW Bridge Loan Note, such cash shall be distributed to the other holders of Bridge Loan Notes on a pro rata basis. Each holder of Bridge Loan Notes shall, concurrently with execution of this Agreement, enter into an agreement with Parent (reasonably satisfactory to such holder) that shall become effective on the Closing Date under which Holder will agree to the terms of repayment of the Bridge Loan Notes set forth in this Section 5.14 and to waive any acceleration of the maturity of the Bridge Loan Notes that may be caused by the Closing of the Merger.

    SECTION 5.15  401(k) Plan Termination.  Effective as of the day immediately preceding the Closing Date, the Company and any Commonly Controlled Entity shall terminate any and all Company Pension Plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Pension Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of

Parent. The Company also shall take such other actions in furtherance of terminating such Company Pmployee Plan(s) as Parent may reasonably require.

ARTICLE VI

Conditions Precedent

    SECTION 6.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a)  Stockholder Approval.  This Agreement and certain charter amendments shall have been approved and adopted by (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together on an as-converted-to-Common basis), (ii) a majority of the outstanding shares of Company Common Stock, voting together as a separate class, (iii) a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class on an as-converted-to-Common basis, (iv) a 2/3 vote of the Company's Series E Preferred Stock voting as a separate series, and (v) a majority of the Company's Series F Preferred Stock, voting as a separate series.

      (b)  Nasdaq Listing.  The shares of Parent Company Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

      (c)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

      (d)  California Permit; Securities Compliance.  The California Permit shall have been issued, or in the alternative, the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings to seek a stop order.

    SECTION 6.2  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not have a material adverse effect on Company.

      (b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

      (c)  No Governmental Litigation.  There shall not be pending any suit by, action by or proceeding by any Governmental Entity, (i) seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's subsidiaries, or to compel the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of any business or of any assets of the Company, Parent or any of Parent's subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

      (d)  Dissenting Shares; Stockholder Consent.  The total amount of Company Common Stock and Company Preferred Stock held in the aggregate by stockholders of the Company who have indicated as of the date of the Company Stockholders Meeting their intent to exercise dissenters' rights under DGCL and the CCC (as applicable), if such rights shall apply, shall not exceed 10% of the total Company Common Stock (on an as converted basis) outstanding as of the date of the Company Stockholders Meeting, and, in the event Section 2115 of the CCC is applicable to the Company and the taking by the holders of Company Common Stock and Company Preferred Stock of action to approve this Agreement, this Agreement shall have been approved by the holders of 80% of the Company Common Stock and Company Preferred Stock, on an as-if converted to Company Common Stock basis.

      (e)  Stockholders.  The Company shall have delivered to Parent a list of the Company's stockholders, setting forth the name, address and number and class/series of shares held by each such stockholder, which such list shall be certified by the Company's secretary as being true and correct immediately prior to the Closing.

      (f)  Accounts Payable.  The Company's Accounts Payable on the Closing Date shall not be greater than 100% of the Company's accounts payable set forth on the Company's December 31, 2000 balance sheet which is included within the Interim Financials.

      (g)  No Material Adverse Change.  At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the Company (or, if one shall have occurred, it shall have been cured).

    SECTION 6.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not have a material adverse effect on Parent.

      (b)  Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

      (c)  Board of Directors.  Parent shall have taken such action as necessary to ensure that the Company Directors shall be appointed to vacancies on its Board of Directors effective upon the Closing without further action of the Board of Directors of Parent or any other person.

      (d)  No Material Adverse Change.  At any time on or after the date of this Agreement there shall not have occurred any material adverse change in Parent (or, if one shall have occurred, it shall have been cured).

      (e)  Registration Rights Agreement.  Parent shall have executed and delivered the Registration Rights Agreement to the Company.

      (f)  Loan Documents.  Parent shall have executed and delivered the Loan Documents to the Company.

      (g)  Employees.  Parent shall have (i) made arrangements (including the extension of offer letters in customary form) to hire the substantialportion of the Company's employees, as of the Closing Date, as full time employees of Parent on terms reasonably acceptable to the Company and (ii) approved the grant of incentive stock options to such employees effective upon the beginning of their employment by Parent on terms consistent with Section 2.3(b) hereof.

    SECTION 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.

ARTICLE VII

Survival of Representations and Warranties and Indemnification

    SECTION 7.1  Survival of Representations and Warranties.  All of the Company's and Parent's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedule) shall survive the Merger and continue until the date which is 12 months following the Closing Date (the "Expiration Date").

    SECTION 7.2  Escrow Arrangements.

      (a)  Escrow Fund.  At the Effective Time, the holders of Shares will be deemed to have received and deposited with the Escrow Agent the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each holder of Shares shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 2.1(c). No portion of the Escrow Amount shall be contributed in respect of any Contingent Consideration Shares to which the holders of Company Common Stock or Company Preferred Stock may become entitled or equity issued upon conversion of the Bridge Loan Notes or cash.

      (b)  Indemnification for Parent Losses.  Subject to the limitations in this Article VII and the Escrow Agreement, the Company Stockholders shall indemnify and hold harmless Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and reasonable expenses, including reasonable attorneys' fees and expenses, and reasonable expenses of investigation and defense net of any tax benefit or insurance recovery received by Parent and its affiliates as a result of such damages, recoveries by Parent or the Surviving Corporation under existing insurance policies or indemnities from third parties, or in the case of third party claims, by any amount actually recovered by Parent or the Surviving Corporation pursuant to counterclaims made by Parent or the Surviving Corporation directly relating to the facts giving rise to such third party claims (hereinafter individually a "Parent Loss" and collectively "Parent Losses") incurred by Parent, its officers, directors, agents, employees, stockholders or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein (as modified by the Company Disclosure Schedule), (ii) losses relating to the failure of the Company to comply with all of the requirements of Section 25102(o) of the CCC (as described in Section 3.1(d) of the Company Disclosure Schedule ("Securities Losses") or (iii) any failure by the Company to materially perform or comply with any covenant contained herein. Parent and the Company each acknowledge that such Parent Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Closing Consideration Shares.

      (c)  Recourse to the Escrow Fund.  Except as expressly set forth herein, the Escrow Fund shall serve as the sole security for the indemnification obligations of the Company Stockholders and the Escrow Amount shall be an absolute limitation on the liability of Company stockholders for any Parent Losses, provided that this limitation shall not apply to Parent Losses that are the result of Fraud (as defined in Section 7.2(o)) below). Parent has had an opportunity to perform due diligence with respect to Company and accordingly has agreed to limit its right to recourse as set forth in this Article VII. Furthermore, Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in Section 7.2(d) below) identifying Parent Losses, the aggregate amount of which exceed $250,000, have been delivered to the Escrow Agent as provided in Section 7.2(e) and in such case, Parent may recover from the Escrow Fund only Parent Losses in excess of the first $250,000. Notwithstanding the foregoing, Securities Losses shall not be subject to the $250,000 minimum set forth above, and Parent may recover from the Escrow Fund all Securities Losses.

      (d)  Indemnification for Company Losses.  Subject to the limitations in this Article VII and the Escrow Agreement, Parent shall indemnify and hold harmless the Company Stockholders and their respective officers, directors, agents, employees, members, partners stockholders or affiliates (collectively, "Company Indemnified Parties") for any claims, losses, liabilities, damages, deficiencies, costs and reasonable expenses, including reasonable attorneys' fees and expenses, and reasonable expenses of investigation and defense net of any tax benefit received by the Company Indemnified Parties as a result of such damages (hereinafter individually a "Company Loss" and collectively "Company Losses") incurred by the Company Indemnified Parties, directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of Parent or Sub contained herein (as modified by the Parent Disclosure Schedule), or (ii) any failure by Parent or Sub (or after the Effective Time, the Surviving Corporation) to materially perform or comply with any covenant contained herein. Parent and the Company each acknowledge that such Company Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to either an increase in the Closing Consideration Shares or an offset from any future claim of Parent Losses. Except as expressly set forth herein, offsets against Escrow Fund claims for Parent Losses shall serve as the sole security for the indemnification obligations of the Parent and such offsets shall be an absolute limitation on the liability of Parent for any Company Losses.

      (e)  Escrow Period; Distribution upon Termination of Escrow Periods.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that, together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent in the manner provided in Section 7.2(f), to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the holders of Shares the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the holders of Shares pursuant to this Section 7.2(a) shall be made in proportion to their respective original contributions to the Escrow Fund.

      (f)  Protection of Escrow Fund.

         (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

        (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend or recapitalization) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

        (iii) Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

      (g)  Claims Upon Escrow Fund.

         (i) Upon receipt by the Escrow Agent at any time on or before the Expiration Date of a certificate signed by any officer of Parent (a "Parent Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Parent Losses, and (B) specifying in reasonable detail the individual items of Parent Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 7.2(g) and 7.2(h) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount determined pursuant to Section 7.2(g)(iii) equal to such Losses. Where the basis for a claim upon the Escrow Fund by Parent is that Parent reasonably anticipates that it will pay or accrue a Parent Loss, no payment will be made from the Escrow Fund for such Parent Loss unless and until such Parent Loss is actually paid or accrued. Notwithstanding the foregoing, (i) no payment shall be made from the Escrow Fund prior to the Expiration Date and (ii) the amount of Parent Losses to be paid from the Escrow Fund shall be offset against any Company Losses accrued pursuant to Section 7.2(g)(ii) below.

        (ii) Upon receipt by the Escrow Agent at any time on or before the Expiration Date of a certificate signed by the Stockholder Agent (a "Company Officer's Certificate"): (A) stating that one or more of the Company Indemnified Parties have paid or properly accrued or reasonably anticipates that they will have to pay or accrue Company Losses, and (B) specifying in reasonable detail the individual items of Company Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(h) hereof, accrue such amount in dollars equal to such Company Losses. Where the basis for a claim upon the Escrow Fund by the Stockholder Agent is that one or more of the Company Indemnified Parties reasonably anticipates that they will pay or accrue a Company Loss, no accrual will be made by the Escrow Agent for such Company Loss unless and until such Company Loss is actually paid or accrued by the Company Indemnified Parties. Any claim for Company Losses shall be offset against any claim for Parent Losses pursuant to Section 7.2(g)(i) above; if the aggregate amount of Company Losses shall be equal to or exceed the aggregate amount of Parent Losses, then Parent shall have no further indemnification obligation with respect to Company Losses.

        (iii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(g)(i), the shares of

    Parent Common Stock shall be valued at the Average Stock Price. Parent and the Stockholder Agent shall certify such Average Stock Price in a certificate signed by both Parent and the Stockholder Agent, and shall deliver such certificate to the Escrow Agent or the Exchange Agent (as appropriate) at the Closing.

      (h)  Objections to Claims.

         (i) At the time of delivery of any Parent Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period but subject to the provisions of Section 7.2(g)(ii) above, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(g), (i), provided that (A) no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period and (B) no payment shall be made if accruals for Company Losses equal or exceed the amount of Parent Losses set forth in the Parent Officer's Certificate.

        (ii) At the time of delivery of any Company Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Parent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no accrual for Company Losses pursuant to Section 7.2(g)(ii) unless the Escrow Agent shall have received written authorization from Parent to make such accrual. After the expiration of such thirty (30) day period, the Escrow Agent shall make such accrual in accordance with Section 7.2(g)(ii), provided, that (A) no such accrual may be made if Parent shall object in a written statement to the claim made in the Company Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

      (i)  Resolution of Conflicts.

         (i) In case the Stockholder Agent shall so object in writing to any claim or claims made in any Parent Officer's Certificate, or Parent shall so object in writing to any claim or claims made in any Company Officer's Certificate, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund or accrue Company Losses in accordance with the terms thereof.

        (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by a single arbitrator selected by Parent and the Stockholder Agent. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2 hereof, the Escrow Agent shall be entitled to act, and shall incur no liability in acting, in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

        (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the city and county of Santa Clara, California under the commercial rules of arbitration then in effect of Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2(i) in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrator awards Parent less than the sum of one-half (1/2) of the disputed amount of any Parent Losses plus any amounts not in dispute or the arbitrator awards the Company Indemnified Parties the sum of at least one-half (1/2) of the disputed amount of any Company Losses plus any amounts not in dispute; otherwise, the Company Stockholders as represented by the Stockholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

      (j)  Stockholder Agent; Power of Attorney.

         (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, William Gibson shall be appointed as agent and attorney-in-fact (the "Stockholder Agent") for each holder of Shares, for and on behalf of stockholders, to execute the Escrow Agreement, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of Shares prior to the Effective Time, and after the Effective Time by the former holders of Shares as of the Effective Time from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the holders of Shares.

        (ii) The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agent.

        (iii) The duties and obligations of the Stockholder Agent hereunder or under the Escrow Agreement shall be strictly limited to those expressly provided for hereunder or in the Escrow Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Article VII or into the Escrow Agreement or otherwise exist against the Stockholder Agent. As to any matters not expressly provided for hereby or by the

    Escrow Agreement, the Stockholder Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of a majority in interest of the Escrow Fund, and such instructions shall be binding upon all Company Stockholders; provided, however, that the Stockholder Agent shall not in any event be required to take any action which exposes the Stockholder Agent to liability or which is contrary to this Article VII, the Escrow Agreement or applicable law. Nothing in Article VII shall, or shall be construed to, constitute the Stockholder Agent a trustee or fiduciary for any Company Stockholder. In performing its functions and duties under Article VII or the Escrow Agreement, the Stockholder Agent shall act solely as the agent of the Company Stockholders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent, Sub or the Surviving Corporation. Without limiting the generality of the foregoing, the use of the term "agent" in this Article VII and the Escrow Agreement with reference to the Stockholder Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (iv) The Stockholders Agent shall have reasonable access to information about the Company and the Surviving Corporation and the reasonable assistance of the Company's and the Surviving Corporation's officers and employees for the purposes of performing its duties and exercising its rights hereunder, provided that the Stockholder Agent shall treat confidentially and not disclose any non-public information from or about the Company or the Surviving Corporation to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially).

      (k)  Actions of the Stockholder Agent.  A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the Company Stockholders and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent, the Exchange Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each and every Company Stockholder. The Escrow Agent, the Exchange Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

      (l)  Third-Party Claims.  In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Agent of such claim, and the Stockholder Agent, as representative for the holders of Shares, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that if Parent shall settle any such claim without the consent of the Stockholder Agent (which shall not be unreasonably withheld), Parent may not make a claim against the Escrow Fund with respect to the Parent Losses incurred in such settlement. In the event that the Stockholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Stockholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

      (m)  Escrow Agent's Duties.  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in the Escrow Agreement.

      (n)  Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

      (o)  Limitation of Remedies.

         (i) Parent and Sub acknowledge and agree that, in the event the Merger is completed, recourse to the Escrow Fund shall be the exclusive remedy of Parent and Sub for Parent Losses, except in the event of Fraud (as defined below). Without limiting the generality of the foregoing, except in the event of Fraud (as defined below), Parent shall not have recourse to any individual Company Stockholder or their assets or property except for claims against the Escrow Fund, and the maximum liability of any individual Company Stockholder for any Parent Losses shall be limited to the portion of the Escrow Fund in which such Company Stockholder has an interest pursuant to this Agreement.

    Notwithstanding the foregoing clause (a), in the event of fraud, including both active fraud and fraudulent concealment by the Company, its officers, directors, employees, agents or one or more former stockholder(s) of the Company against whom recovery for such fraud is sought ("Fraud"), Parent shall have recourse to the Company Stockholders for any Parent Losses directly resulting from such Fraud, provided, however, that such liability shall be several in proportion to the number of shares of Parent Common Stock which such stockholder received pursuant to this Agreement and not joint, and provided further that in no event shall such liability exceed the value of the Closing Consideration

Shares (excluding Escrow Shares) as determined on the Closing Date and the Contingent Consideration Shares (as finally determined pursuant to Section 2.1 (d) hereof), in which such stockholder has an interest pursuant to this Agreement.

    Notwithstanding the foregoing clause (a), in the event of fraud, including both active fraud and fraudulent concealment by the Parent, its officers, directors, employees or agents of the Parent against whom recovery for such fraud is sought ("Parent Fraud"), Company shall have recourse to the Parent for any Company Losses directly resulting from such Parent Fraud.

ARTICLE VIII

Termination

    SECTION 8.1  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

      (a) by mutual written consent of Parent, Sub and the Company;

      (b) by either Parent or the Company:

         (i) if the Merger shall not have been consummated by September 30, 2001, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

        (ii) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable;

        (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

      (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any such representation or warranty or Parent shall have become inaccurate in any material respect, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become materially inaccurate; provided, that if such material inaccuracy in Parent's representations and warranties or material breach by Parent is curable by Parent through the exercise of its reasonable efforts, then (i) the Company may not terminate this Agreement under this Section 8.1(c) with respect to a particular material breach or material inaccuracy prior to or during the 45-day period commencing upon delivery by the Company of written notice to Parent describing such material breach or material inaccuracy, provided Parent continues to exercise reasonable efforts to cure such material breach or material inaccuracy and (ii) the Company may not, in any event, terminate this Agreement under this Section 8.1(c) if such material inaccuracy or material breach shall have been cured in all material respects during such 45-day period; and, provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if it shall have willfully and materially breached this Agreement; or

      (d) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become inaccurate in a material respect, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such material breach or as of the time such material representation or warranty shall have become materially inaccurate; provided, that if such material inaccuracy in the

  Company's representations and warranties or material breach by the Company is curable by the Company through the exercise of its reasonable efforts, then (i) Parent may not terminate this Agreement under this Section 8.1(d) with respect to a particular material breach or material inaccuracy prior to or during the 45-day period commencing upon delivery by Parent of written notice to the Company describing such material breach or material inaccuracy, provided the Company continues to exercise reasonable efforts to cure such material breach or material inaccuracy and (ii) Parent may not, in any event, terminate this Agreement under this Section 8.1(d) if such material inaccuracy or material breach shall have been cured in all material respects during such 45-day period; and, provided further that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have willfully and materially breached this Agreement.

      (e) by the Company in the event that the Board of Directors authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent that it intends to enter into such agreement, attaching the most current version of such agreement to such notice and Parent does not make, within five (5) days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Company Stockholders as the Superior Proposal, taking into consideration the value to the Company Stockholders of the revised Merger consideration, and the Company upon such termination pays to Parent in immediately available funds the Termination Fee (as defined below). The Company agrees that it will not enter into a binding agreement with respect to a Superior Proposal until at least the sixth day after it shall have provided the notice to Parent referred to above.

      (f)  by Parent if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent, its recommendation of the adoption of this Agreement or the Merger (a "Change in Recommendation") or (ii) approved, recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, recommend, enter an agreement with respect to, or consummate, any Competing Transaction from a person other than Parent.

    SECTION 8.2  Effect of Termination.

      (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, except as provided in clauses (b) and (c) below, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of this Section 8.2 and Article IX and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      (b) In the event of termination by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(f), then the Company shall promptly (but in no event later than the date of termination), pay to Parent (a) a termination fee in immediately available funds equal to the sum of two million U.S. Dollars (US$2,000,000) (the "Termination Fee") and (b) no later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated by this Agreement, pay to Parent the amount of such charges and expenses actually incurred by Parent, not to exceed one million five hundred thousand U.S. Dollars (US$1,500,000) (the "Parent Transaction Costs"). Notwithstanding the foregoing, the Company shall have no obligation to pay the Termination Fee or the Parent Transaction Costs if the Agreement is terminated pursuant to Section 8.1(f)(i) and the principal reason for the Change in Recommendation is a development or combination of developments relating to Parent that individually or in the aggregate has had or is reasonably likely to result in a material adverse effect on Parent. In the event that this Agreement is terminated pursuant to Section 8.1(b)(iii) or pursuant to Section 8.1(f)(i) in a circumstance where no Termination Fee is payable pursuant to the preceding sentence and at the time of the Company Stockholders Meeting or Change in Recommendation referred to therein a proposal for a Competing Transaction shall have been publicly announced or shall have become generally known to the Company Stockholders and not withdrawn, if within six (6) months of such termination, the Company enters into a definitive agreement or letter of intent providing for such a Competing Transaction, the Company shall promptly (but in no event later than the date of entrance into the definitive agreement or letter of intent providing for such Competing Transaction) pay to Parent the Termination Fee.

      (c) The Termination Fee shall constitute liquidated damages to Parent for any termination of this Agreement by the Company pursuant to Section 8.1(e) or any termination of this Agreement by Parent pursuant to Section 8.1(f) hereof and the Company shall have no further liability to Parent in respect thereof.

      (d) In the event that this Agreement is terminated pursuant to Section 8.1(b)(iii) and at the time of the Company Stockholders Meeting or Change in Recommendation referred to therein a proposal for a Competing Transaction shall have been publicly announced or shall have become generally known to the Company Stockholders and not withdrawn, if within twelve (12) months of such termination, the Company enters into a definitive agreement or letter of intent providing for such a Competing Transaction, the Company shall promptly (but in no event later than the date of entrance into the definitive agreement or letter of intent providing for such Competing Transaction) pay to Parent the Termination Fee.

    SECTION 8.3  Amendment.  This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company and the Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisions of Section 8.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and no waiver by any party of one or more terms of this Agreement in one or more instance shall be deemed or construed to be a waiver of the same or any other term of this Agreement on any future occasion.

ARTICLE IX

General Provisions

    SECTION 9.1  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) upon delivery, if delivered personally, (ii) one business day following being sent, if sent by a commercially recognized overnight courier for next-day delivery (with proof of delivery) or (iii) three business days after being sent by registered or certified mail, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice delivered with at least ten days advanced written notice of its date of effectiveness):

  if to Parent or Sub, to:

  interWAVE Communications International Ltd.
  312 Constitution Drive
  Menlo Park, CA 94025
  Attention: Chief Financial Officer (with a copy to General Counsel)

  with a copy to:

  Wilson, Sonsini, Goodrich & Rosati, P.C.
  650 Page Mill Road
  Palo Alto, CA 94304
  Attention: Christopher Mitchell, Esq.

  if to the Company, to:

  Wireless, Inc.
  5452 Betsy Ross Drive
  Santa Clara, CA 95054-1101
  Attention: President

  with a copy to:

  Brobeck, Phleger & Harrison LLP
  Two Embarcadero Place
  2200 Geng Road
  Palo Alto, CA 94303
  Attention: Warren T. Lazarow, Esq.

  If to the Stockholder Agent, to:

  William E. Gibson
  c/o Wireless, Inc.
  5452 Betsy Ross Drive
  Santa Clara, CA 95054-1101

    SECTION 9.2  Definitions.  For purposes of this Agreement:

      (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

      (b) as it relates to the Company, "knowledge" or "belief" means, with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company has actual knowledge of such matter, and as it relates to Parent, the term "knowledge" or "belief" means, with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Parent has actual knowledge of such matter;

      (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, properties, assets or financial condition of either the Company or Parent, as the case may be, and its subsidiaries, taken as a whole, as the case may be; provided, however, that (i) any adverse change or effect that is proximately caused by this Agreement or the transactions contemplated hereby or any announcement thereof (whether intentional or accidental), including by way of example and not limitation, loss of personnel (together with any severance or option acceleration liabilities), loss of customers or suppliers or the delay or cancellation of any orders for products, shall not be considered to be a "material adverse change" or a "material adverse effect" on or with respect to such entity, (ii) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to such entity, (iii) any adverse change or effect that is proximately caused by conditions affecting any industry in which the entity competes shall not be take into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to the entity, and (iv) changes or effects which are proximately caused by one party's (the "first party's") refusal to consent to action requested to be taken by the other party (the "second party") which the second party (at the time of such request) certified to the first party was necessary, in the good faith judgment of the second party's Board of Directors, to avoid a material adverse change or material adverse effect on the second party shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to the second party;

      (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

      (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 9.3  Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Stockholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Stockholder Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Sections 5.4, 5.5, 5.14 and Article VII, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 9.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 9.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent (as long as such assignment would not adversely affect the status of the Merger as a tax-free reorganization under the Internal Revenue Code), but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.8  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of California or of any California state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of California or a California state court.

    SECTION 9.9  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.10  Adjustments for Certain Events.  In the event that Parent, Sub or Company effects a forward or reverse stock split, stock dividend, stock combination, recapitalization or similar transaction after the date hereof, any provision of this Agreement which refers to a specific number of shares or a price per share shall be appropriately adjusted without further action to the parties hereto to fully reflect such event.

[Remainder of this page left intentionally blank.]

    IN WITNESS WHEREOF, Parent, Sub and the Company, and with respect to Article VII only, the Stockholder Agent, have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

interWAVE COMMUNICATIONS INTERNATIONAL, LTD.
By:	/s/ PRISCILLA LU
Name:	Priscilla Lu
Title:	Chief Executive Officer
IWAV SUB, INC.
By:	/s/ THOMAS HUBBS
Name:	Thomas Hubbs
Title:	President
WIRELESS, INC.
By:	/s/ WILLIAM J. PALUMBO
Name:	William J. Palumbo
Title:	President & CEO

WILLIAM E. GIBSON, as Stockholder Agent
/s/ WILLIAM E. GIBSON William E. Gibson

SCHEDULE OF DEFINITIONS

  "Actions" shall have the meaning in Section 4.1 (b) hereof

  "affiliate" shall have the meaning in Section 9.2 (a) hereof

  "AMT" shall have the meaning in Section 5.14 hereof

  "Annual Financials" shall have the meaning in Section 3.1 (e) hereof

  "belief" shall have the meaning in Section 9.2 (b) hereof

  "Company Benefit Plans" shall have the meaning in Section 3.1 (k) hereof

  "Parent Benefit Plans" shall have the meaning in Section 3.2 (k) hereof

  "BPH" shall have the meaning in Section 5.5 hereof

  "Bridge Loan Notes" shall have the meaning in Section 5.14 hereof

  "Bridge Loan Shares" shall have the meaning in Section 5.14 hereof

  "Business Facility" shall have the meaning in Section 3.1 (j)(iii) hereof

  "California Permit" shall have the meaning in Section 2.7 (a) hereof

  "CCC" shall have the meaning in Section 2.4 (a) hereof

  "Certificate of Merger" shall have the meaning in Section 1.3 hereof

  "Certificates" shall have the meaning in Section 2.2 (b) hereof

  "Change in Recommendation" shall have the meaning in Section 8.1 (f) hereof

  "Closing Consideration Exchange Ratios" shall have the meaning in Section 2.1(c) hereof

  "Closing Consideration Shares" shall have the meaning in Section 2.1(c) hereof

  "Closing Date" shall have the meaning in Section 1.2 hereof

  "Closing" shall have the meaning in Section 1.2 hereof

  "Code" shall have the meaning in the preamble hereof

  "Common Exchange Ratio" shall have the meaning in Section 2.1(c) hereof

  "Common Warrants" shall have the meaning in Section 3.1 (c) hereof

  "Commonly Controlled Entity" shall have the meaning in Section 3.1 (l)(i) hereof

  "Company Common Stock" shall have the meaning in the preamble hereof

  "Company Directors" shall have the meaning in Section 5.11 hereof

  "Company Disclosure Schedule" shall have the meaning in Section 3.1 hereof

  "Company Indemnified Parties" shall have the meaning in Section 7.2 (d) hereof

  "Company Intellectual Property" shall have the meaning in Section 3.1 (o)(iii) hereof

  "Company Loss" shall have the meaning in Section 7.2 (d) hereof

  "Company Losses" shall have the meaning in Section 7.2 (d) hereof

  "Company Officer's Certificate" shall have the meaning in Section 7.2 (g)(ii) hereof

  "Company Option" shall have the meaning in Section 2.3 (a) hereof

  "Company Permitted Liens" shall have the meaning in Section 3.1 (n) hereof

  "Company Preferred Stock" shall have the meaning in the preamble hereof

  "Company Products" shall have the meaning in Section 3.1 (o)(iii)(B) hereof

  "Company Stock Plans" shall have the meaning in Section 2.3 (a) hereof

  "Company Stockholder" shall have the meaning in Section 2.1(c) hereof

  "Company Stockholders" shall have the meaning in Section 2.1(c) hereof

  "Company Warrants" shall have the meaning in Section 3.1 (c) hereof

  "Company" shall have the meaning in the preamble hereof

  "Competing Transaction" shall have the meaning in Section 4.3 (c) hereof

  "Confidential Information" shall have the meaning in Section 3.1 (o)(ix) hereof

  "Confidentiality Agreement" shall have the meaning in Section 5.2 (c) hereof

  "Contingent Consideration Payout Date" shall have the meaning in Section 2.2 (b) hereof

  "Contingent Consideration Exchange Ratios" shall have the meaning in Section 2.1 (d) hereof

  "Contingent Consideration Shares" shall have the meaning in Section 2.1(d) hereof

  "Copyrights" shall have the meaning in Section 3.1 (o)(i)(C) hereof

  "Customer Purchase Orders" shall have the meaning in Section 3.1 (t) hereof

  "Determination Date" shall have the meaning in Section 2.1(d) hereof

  "DGCL" shall have the meaning in Section 1.1 hereof

  "Dissenting Shares" shall have the meaning in Section 2.4 (a) hereof

  "Earnout Period" shall have the meaning in Section 2.1(d) hereof

  "Effective Time" shall have the meaning in Section 1.3 hereof

  "employee benefit plans" shall have the meaning in Section 3.1 (l)(i) hereof

  "Employee Matters Disclosure" shall have the meaning in Section 3.1 (k) hereof

  "Environmental Laws" shall have the meaning in Section 3.1 (j)(iii) hereof

  "ERISA" shall have the meaning in Section 3.1 (l)(i) hereof

  "Escrow Agent" shall have the meaning in Section 2.5 hereof

  "Escrow Agreement" shall have the meaning in Section 2.5 hereof

  "Escrow Amount" shall have the meaning in Section 2.5 hereof

  "Escrow Fund" shall have the meaning in Section 7.2 (a) hereof

  "Escrow Period" shall have the meaning in Section 7.2 (e) hereof

  "Exchange Agent" shall have the meaning in Section 2.2 (a) hereof

  "Exchange Fund" shall have the meaning in Section 2.2 (a) hereof

  "Expiration Date" shall have the meaning in Section 7.1 hereof

  "First Certification" shall have the meaning in Section 2.1(d) hereof

  "Fraud" shall have the meaning in Section 7.2 (o) hereof

  "GAAP" shall have the meaning in Section 2.1(d) hereof

  "Governmental Entity" shall have the meaning in Section 3.1 (d) hereof

  "Hazardous Material Activity" shall have the meaning in Section 3.1 (j)(iii) hereof

  "Hazardous Material" shall have the meaning in Section 3.1 (j)(iii) hereof

  "Indemnification Agreements" shall have the meaning in Section 5.4 hereof

  "Indemnified Parties" shall have the meaning in Section 5.4 hereof

  "Independent Auditor" shall have the meaning in Section 2.1 (d) hereof

  "Information Statement" shall have the meaning in Section 5.1 (a) hereof

  "Intellectual Property" shall have the meaning in Section 3.1 (o) hereof

  "Interim Financials" shall have the meaning in Section 3.1 (e) hereof

  "Interim Financing" shall have the meaning in Section 5.12 hereof

  "Issued Patents" shall have the meaning in Section 3.1 (o)(i)(A) hereof

  "Joint Proxy/Information Statement" shall have the meaning in Section 5.1 (a) hereof

  "knowledge" shall have the meaning in Section 9.2 (b) hereof

  "Legal Provisions" shall have the meaning in Section 3.1 (j)(i) hereof

  "Liens" shall have the meaning in Section 3.1 (c) hereof

  "Loan Documents" shall have the meaning in Section 5.12 hereof

  "Lock-up Agreement" shall have the meaning in Section 5.7 hereof

  "material adverse change" shall have the meaning in Section 9.2 (c) hereof

  "material adverse effect" shall have the meaning in Section 9.2 (c) hereof

  "Merger" shall have the meaning in the preamble hereof

  "New Shares" shall have the meaning in Section 7.2 (f)(ii) hereof

  "Parent Auditors" shall have the meaning in Section 2.1(d) hereof

  "Parent Collateral" shall have the meaning in Section 5.12(b) hereof

  "Parent Common Stock" shall have the meaning in the preamble hereof

  "Parent Equity Incentive Plans" shall have the meaning in Section 3.2 (b) hereof

  "Parent Filed SEC Documents" shall have the meaning in Section 3.2 (d) hereof

  "Parent Loss" shall have the meaning in Section 7.2 (b) hereof

  "Parent Losses" shall have the meaning in Section 7.2 (b) hereof

  "Parent Officer's Certificate" shall have the meaning in Section 7.2 (g)(i) hereof

  "Parent Permitted Liens" shall have the meaning in Section 3.2 (m) hereof

  "Parent SEC Documents" shall have the meaning in Section 3.2 (d) hereof

  "Parent Transaction Costs" shall have the meaning in Section 8.2 (b) hereof

  "Parent" shall have the meaning in the preamble hereof

  "Parent/Sub Disclosure Schedule" shall have the meaning in Section 3.2 hereof

  "Patent Applications" shall have the meaning in Section 3.1 (o)(i)(B) hereof

  "Patents" shall have the meaning in Section 3.1 (o)(i)(B) hereof

  "Permit Application" shall have the meaning in Section 5.1 (b) hereof

  "Permits" shall have the meaning in Section 3.2 (i)(i) hereof

  "person" shall have the meaning in Section 9.2 (d) hereof

  "Post-Signing Returns" shall have the meaning in Section 4.1 (b) hereof

  "Preferred Stock" shall have the meaning in Section 3.2 (b) hereof

  "Preferred Warrants" shall have the meaning in Section 3.1 (c) hereof

  "Recognition of Revenues" shall have the meaning in Section 2.1 (d) hereof

  "Registration Rights Agreement" shall have the meaning in Section 2.7 (a) hereof

  "reorganization" shall have the meaning in Section 5.13 hereof

  "Restraints" shall have the meaning in Section 6.1(c) hereof

  "Returns" shall have the meaning in Section 3.1 (m) hereof

  "Securities Act" shall have the meaning in Section 2.7 hereof

  "Securities Losses" shall have the meaning in Section 7.2 (b) hereof

  "Series A-E Preferred Exchange Ratios" shall have the meaning in Section 2.1(c) hereof

  "Series D Warrants" shall have the meaning in Section 3.1 (c) hereof

  "Series E Warrants" shall have the meaning in Section 3.1 (c) hereof

  "Series F Preferred Exchange Ratio" shall have the meaning in Section 2.1(c) hereof

  "Stockholder Agent" shall have the meaning in Section 7.2 (j)(i) hereof

  "Stockholder Agreement" shall have the meaning in the preamble hereof

  "Sub" shall have the meaning in the preamble hereof

  "subsidiary" shall have the meaning in Section 9.2 (e) hereof

  "Superior Proposal" shall have the meaning in Section 4.3 (a) hereof

  "Surviving Corporation" shall have the meaning in Section 1.1 hereof

  "Tax" shall have the meaning in Section 3.1 (m) hereof

  "Taxes" shall have the meaning in Section 3.1 (m) hereof

  "Termination Fee" shall have the meaning in Section 8.2 (b) hereof

  "Third Party Intellectual Property" shall have the meaning in Section 3.1 (o)(iv) hereof

  "Trademarks" shall have the meaning in Section 3.1 (o)(i)(D) hereof

  "Treasury Shares" shall have the meaning in Section 2.1(b) hereof

  "TRW" shall have the meaning in Section 5.14 hereof

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ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
SCHEDULE OF DEFINITIONS